AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

Preliminary Offering Circular Dated September 9, 2022

Compound Real Estate Bonds, Inc.

1185 Avenue of the Americas, 3rd floor

New York, NY 10036

1-800-560-5215

COMPOUND BONDS

MAXIMUM OFFERING AMOUNT: $75,000,000

MINIMUM OFFERING AMOUNT: $0

Compound Real Estate Bonds, Inc., a newly formed entity, is offering up to $75,000,000 (“Maximum Offering Amount”) of our “Compound Bonds” on a best efforts basis in increments of $10.00. Of such Maximum Offering Amount, we are offering up to (i) $74,800,000 of our Compound Bonds for cash and (ii) $200,000 of our Compound Bonds as rewards under our Compound Bond Rewards Program (as described below) for eligible referrals (not for cash). For more information on the terms of Compound Bonds being offered, please see the “Securities Being Offered” section of this offering circular.

We will offer and sell our Compound Bonds described in this offering circular on a continuous basis directly through the Compound Banc Website accessible at www.compoundbanc.com or though the Compound Banc App which may be downloaded for free from the Apple Store or from Google Play. The aggregate initial offering price of the Compound Bonds will not exceed $75,000,000 in any 12-month period, and there is no minimum number of Compound Bonds that need to be sold as a condition of closing this offering. This offering is being conducted on a “best efforts” basis, which means that there is no guarantee that any minimum amount will be sold in this offering. We have not engaged a broker-dealer for this offering. We reserve the right to engage the services of a registered broker-dealer who will offer, sell and process the subscriptions for the Compound Bonds, although we do not presently expect to engage such selling agent. If any broker-dealer or other agent/person is engaged to sell our Compound Bonds, we will file a post-qualification amendment to the offering statement of which this offering circular forms a part disclosing the names and compensation arrangements prior to any sales by such persons. See “Plan of Distribution” in this offering circular.

To the extent that the Company’s officers and directors make any communications in connection with this offering they intend to conduct such efforts in accordance with an exemption from registration contained in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, none of them is required to register as a broker-dealer. See “Plan of Distribution” in this offering circular.

We have also created the Compound Bond Rewards Program (“Bond Rewards Program”) to provide (i) investors (each a “Referrer”) who meet eligibility standards set forth in this offering circular the opportunity to receive Compound Bonds as a thank you for referring a friend or family member to open an account on the Compound Banc Fintech Platform (described further below in this offering circular) and (ii) new members of the Compound Banc Fintech Platform (each a “Referee”) who meet eligibility standards set forth in this offering circular the opportunity to receive Compound Bonds as a thank you for opening an account on the Compound Banc Fintech Platform as a result of an eligible referral. Each eligible Referrer and eligible Referee will be entitled to receive an award of one Compound Bond valued at $10.00 each (each a “Bond Reward”) per eligible referral, subject to a limitation of 50 Compound Bonds per Referrer account and Referee account per calendar year. Bond Rewards will be fulfilled through Compound Bonds issued under the offering statement of which this offering circular forms a part. For more information on the terms and conditions of the Compound Bond Rewards Program, please see “Plan of Distribution – Compound Bond Rewards Program”.

The approximate date of the commencement of the proposed sales or awards to the public of the Compound Bonds will be within two calendar days from the date on which the offering is qualified by the Securities and Exchange Commission (the “SEC”) and on a continuous basis thereafter until the maximum number of Compound Bonds offered hereby is sold or awarded. The minimum purchase is $10.00 (or one Compound Bond and funds received by us will not be placed in escrow. We may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be made available to us. After the initial closing of this offering, we expect to hold closings on at least a monthly basis. All offering expenses will be paid out of the proceeds of this offering. The termination of the offering will occur on the earlier of (i) the date that subscriptions for and rewards of the Compound Bonds offered hereby equal $75,000,000 or (ii) an earlier date determined by the Company in its sole discretion. The offering of Compound Bonds for cash could terminate prior to the Bond Rewards Program offering if we have sold all of the Compound Bonds but have not issued all of the Compound Bonds in the Bond Rewards Program offering. The Bond Rewards Program offering could terminate prior to the offering of Compound Bonds for cash if all of the Compound Bonds offered in the Bond Rewards Program offering have been awarded but not all of the Compound Bonds for cash have sold. If one of these offerings has closed but the other offering is ongoing, we will inform investors by filing a supplement to this offering circular with the SEC.

No public market has developed nor is expected to develop for Compound Bonds, and we do not intend to list Compound Bonds on a national securities exchange or interdealer quotational system.

Investing in our securities involves a high degree of risk, including the risk that you could lose all of your investment. Please read the section entitled “Risk Factors” beginning on page 7 of this offering circular about the risks you should consider before investing.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act,” and, as such, have elected to comply with certain reduced public company reporting requirements. See “Offering Summary—Emerging Growth Company Status.”

	Price to Public	Underwriting Discount and Commissions	Proceeds to Issuer(1)
Per Compound Bond	$10.00	$0.00	$10.00
Total(2)	$74,800,000	$0.00	$74,800,000

(1)	Does not include expenses of this offering, which we estimate will be approximately $100,000, not including state filing fees. See the “Use of Proceeds” section of this offering circular.
(2)	Assumes that the maximum aggregate offering amount of $74,800,000 in cash proceeds is received by us.

THE SEC DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”); HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

We believe that we fall within the exception from the definition of an “investment company” provided by Section 3(c)(5)(C) of the Investment Company Act of 1940. Section 3(c)(5)(C) provides an exception for a company that is primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. If for any reason we fail to meet the requirements of the exception provided by Section 3(c)(5)(C) we will be required to register as an investment company, which could materially and adversely affect our proposed plan of business. See “Risks Related to Being Deemed an Investment Company under the Investment Company Act” under the “Risk Factors” section on page 7 of this offering circular.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

The date of this offering circular is ________________, 2021

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Summary -- Implications of Being an Emerging Growth Company.”

TABLE OF CONTENTS

Unless the context otherwise indicates, when used in this offering circular, the terms “the Company,” “we,” “us,” “our” and similar terms refer to Compound Real Estate Bonds, Inc., a Delaware corporation, and our wholly-owned subsidiary Compound Lending, LLC, a Delaware limited liability company, which we refer to as “Compound Lending.” Additionally, “CBH” refers to Compound Banc Real Estate Holdings, Inc., a Florida corporation, and parent company of the Company and Compound Administrative Services LLC, a Delaware limited liability company. In certain circumstances, we use “Compound Banc” as an overarching term to refer to the each of the entities listed above as a cohesive group.

The information contained on, or accessible through, the websites at www.compoundbanc.com is not part of, and is not incorporated by reference in, this offering circular.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

i

OFFERING CIRCULAR SUMMARY

This summary highlights certain information about us and this offering contained elsewhere in this offering circular. Because it is only a summary, it does not contain all the information that you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this offering circular. Before you decide to invest in our securities, you should read the entire offering circular carefully, including “Risk Factors” beginning on page 7 and our financial statements and the accompanying notes included in this offering circular.

Our Company

Compound Real Estate Bonds, Inc. was incorporated under the laws of the State of Delaware on November 2, 2021. We are an early stage company that, through our wholly owned subsidiary, Compound Lending, plans to implement our business model. Our business model is centered primarily around purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. We anticipate that (i) at least 55% of our assets will consist of “mortgages and other liens on and interests in real estate” (“Qualifying Interests”) and (ii) at least an additional 25% of our assets will consist of “real estate-type interests” (subject to proportionate reduction if greater than 55% of our assets are Qualifying Interests). We do not intend to acquire any assets that have no relationship to real estate. Qualifying Interests are assets that represent an actual interest in real estate or are loans or liens “fully secured by real estate” but exclude securities in other issuers engaged in the real estate business. Real estate-type interests include certain mortgage-related instruments including loans where 55% of the fair market value of the loan is secured by real property at the time the issuer acquired the loan and agency partial-pool certificates. We will sell Compound Bonds in this offering to provide the capital for these activities.

Our company’s mission is to democratize investing for everyone, while also helping sub-prime real estate borrowers. We aim to provide consumers access to investing in alternative assets like the top 1 percent do, by digitizing exposure to real estate. At Compound Banc, we work to reach underserved communities, to provide access to capital and opportunities where conventional lenders will not, all within an easy-to-use and accessible mobile app.

Compound Real Estate Bonds, Inc., is a wholly-owned subsidiary of Compound Banc Real Estate Holdings, Inc., which was incorporated under the laws of the State of Florida on September 28, 2021 to create a “Compound Banc Community” in an effort to help members achieve financial wellness through alternative investing. Compound Banc aims to democratize investing for everyone, by giving everyone an opportunity to invest like the 1%. As an alternative to the low interest saving accounts at traditional institutions, Compound Banc provides consumers a 7% fixed interest earning digital bond for as little as $10. Compound Bonds harnesses the power of real estate, by providing consumers an interest rate, many times over the national average. Proceeds from bonds purchased by consumers are lent out to households and businesses through asset backed loans secured by real estate. These loans are targeted towards underserved populations to help grow and empower communities via capital investments in real estate. CBH is initially targeting the millennials who are surpassing the baby boomers as the nation’s largest living generation and to develop the Compound Banc Fintech Platform. CBH’s management believes that the millennial demographic in large part has a basic distrust of old guard financial institutions, is burdened by student loans and other debt, changes employment frequently and is unable to save money and/or fund a retirement program. CBH believes the current financial system does not incentivize or provide the next generation with an attractive return on their savings held in traditional savings accounts. This is because financial institutions provide low interest rates on savings accounts, contributing to the reason why the next generation is not able to achieve financial wellness. As an alternative, Compound Real Estate Bonds provides consumers a way to say goodbye to idle money through a digital high yield bond. Instead of having idle money sit in low interest savings accounts in legacy financial institutions, Compound Real Estate Bonds deploys money to support communities, while bondholders earn a high interest passively, powered by real estate without all the heavy lifting.

The Compound Bonds:

●	are priced at $10.00 each;

●	represent a full and unconditional obligation of our company;

●	bear interest at 7% per annum. For clarification purposes, we will pay interest on interest (compounded interest) and credit such interest to bondholders’ Compound Banc accounts;

●	are subject to repayment at any time at the demand of the holder;

●	are subject to redemption by us at any time;

●	are not payment dependent on any underlying real estate loans or investments;

●	are transferable;

●	are unsecured.

For more information on the terms of Compound Bonds being offered, please see the “Securities Being Offered” section of this offering circular.

In January 2022, CBH launched the Compound Banc Fintech Platform (which will be accompanied by the Compound Banc App, a free mobile app currently under development) that provides tools to help people easily invest in our Compound Bonds including through “spare change” round ups. Round ups monetize debit card purchases, checking account linked credit card purchases and other checking account transactions by “rounding up” each purchase to the next higher dollar until the “round up” reaches $10.00 at which time the user can purchase a $10.00 Compound Bond.

The Offering

Securities offered by us:	Up to $75,000,000 of Compound Bonds on a “best efforts” basis. We are offering up to (i) $74,800,000 of our Compound Bonds for cash and (ii) $200,000 of our Compound Bonds as rewards under our Compound Bond Rewards Program for eligible referrals (not for cash).

Offering Price per Compound Bonds for Cash:	$10.00 per each Compound Bond.

Description of the Compound Bonds:	The Compound Bonds:

	●	are priced at $10.00 each;

	●	represent our full and unconditional obligation;

	●	bear interest at 7% per annum. For clarification purposes, we will pay interest on interest (compounded interest) and credit such interest to bondholders’ Compound Banc accounts;

	●	are subject to repayment at any time at the demand of the holder;

	●	are subject to redemption by us at any time;

	●	are not payment dependent on any real estate loans or investments;

	●	are transferable; and

	●	are unsecured.

Principal amount of Compound Bonds:	We will not issue Compound Bonds offered hereby in excess of $75 million principal amount during any 12-month period. The Compound Bonds offered hereby will be offered on a continuous basis. As of the date of this offering circular we have not sold any Compound Bonds.

Manner of offering:	We will offer and sell our Compound Bonds described in this offering circular on a continuous basis directly through the Compound Banc Website accessible at www.compoundbanc.com (the “Compound Banc Website”) or though the Compound Banc App which may be downloaded for free from the Apple Store or from Google Play. This offering is being conducted on a “best efforts” basis, which means that there is no guarantee that any minimum amount will be sold in this offering. The Company has not engaged a broker-dealer in connection with this offering. We reserve the right to engage the services of a registered broker-dealer who will offer, sell and process the subscriptions for the Compound Bonds, although we do not presently expect to engage such selling agent. If any broker-dealer or other agent/person is engaged to sell our Compound Bonds, we will file a post-qualification amendment to the offering statement of which this offering circular forms a part disclosing the names and compensation arrangements prior to any sales by such persons. To the extent that the Company’s officers and directors make any communications in connection with this offering they intend to conduct such efforts in accordance with an exemption from registration contained in Rule 3a4-1 under the Exchange Act, and, therefore, none of them is required to register as a broker-dealer. Please see the “Plan of Distribution” section of this offering circular.

Compound Bond Rewards Program:	We have created the Compound Bond Rewards Program (“Bond Rewards Program”) to provide (i) investors (each a “Referrer”) who meet eligibility standards set forth in this offering circular the opportunity to receive Compound Bonds as a thank you for referring a friend or family member to open an account on the Compound Banc Fintech Platform and (ii) new members of the Compound Banc Fintech Platform (each a “Referee”) who meet eligibility standards set forth in this offering circular the opportunity to receive Compound Bonds as a thank you for opening an account on the Compound Banc Fintech Platform as a result of an eligible referral. Each eligible Referrer and eligible Referee will be entitled to receive an award of one Compound Bond valued at $10.00 each (each a “Bond Reward”) per eligible referral, subject to a limitation of 50 Compound Bonds per Referrer account and Referee account per calendar year. Bond Rewards will be fulfilled through Compound Bonds issued under the offering statement of which this offering circular forms a part. For more information on the terms and conditions of Compound Bond Rewards Program, please see the section entitled “Plan of Distribution – Compound Bond Rewards Program” of this offering circular.

Minimum and Maximum Investment Amount	The minimum investment amount per subscriber is $10. There is no maximum investment amount per subscriber.

Investment Amount Restrictions	Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, you are encouraged to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, you are encouraged to refer to www.investor.gov.

Voting Rights	The Compound Bonds do not have any voting rights.

Risk Factors	Purchasing the Compound Bonds and our business in general is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” beginning on page 7.

How to invest:	Please visit the Compound Banc Website at www.compoundbanc.com and click the “Get Started” link at the top of the home page. You may also download the Compound Banc App and use it to invest. Please see “Plan of Distribution”.

Use of proceeds:

If we sell all $74,800,000 of gross proceeds from the Compound Bonds offered under this offering circular for cash our net proceeds will be approximately $74,675,000. All of our expenses in this offering, which we estimate will be approximately $125,000 (including offering expenses, but excluding state notice filing fees) will be paid out of the proceeds of this offering. We intend to use the net proceeds from this offering to implement the business model described above and for general corporate purposes including the costs of this offering. See “Use of Proceeds.”

We will not receive any proceeds from the issuance of up to $200,000 worth of Bond Rewards under the Bond Rewards Program for eligible referrals (not for cash).

Transfer Agent	The Company will act as its own transfer agent and maintain the Company’s share register. As of the date of this offering circular, we have not engaged a transfer agent, and do not intend to engage a transfer agent until such time as we determine it is necessary.

Termination of the offering	The termination of the offering will occur on the earlier of (i) the date that subscriptions for and rewards of the Compound Bonds offered hereby equal $75,000,000 or (ii) an earlier date determined by the Company in its sole discretion. We reserve the right to terminate this offering for any reason at any time. The offering of Compound Bonds for cash could terminate prior to the Bond Rewards Program offering if we have sold all of the Compound Bonds but have not issued all of the Compound Bonds in the Bond Rewards Program offering. The Bond Rewards Program offering could terminate prior to the offering of Compound Bonds for cash if all of the Compound Bonds offered in the Bond Rewards Program offering have been awarded but not all of the Compound Bonds for cash have sold. If one of these offerings has closed but the other offering is ongoing, we will inform investors by filing a supplement to this offering circular with the SEC.

Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act. Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

●	annual reports (including disclosure relating to our business operations for the preceding two fiscal years, or, if in existence for less than two years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

●	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

●	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

 If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Summary Risk Factors

Below is a summary of material risks, uncertainties and other factors that could have a material effect on the Company and its operations:

●	We are an early-stage startup with no operating history, and we may never become profitable;

●	Absent any additional financing or advances from our parent company, other than the sale of the Compound Bonds, we may be unable to meet our operating expenses;

●	In addition to the sale of the Compound Bonds, we are dependent on advances from our parent company in order to meet our operating expenses and our parent company is under no obligation to advance us any funds;

●	We have no operating history in an evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful;

●	The amount of repayments that bond holders demand at a given time may exceed the amount of funds we have available to make such payments which may result in a delay in repayment or loss of investment to the bond holders;

●	Public health epidemics or outbreaks (such as the novel strain of coronavirus (COVID-19)) could adversely impact our business;

●	We operate in a highly regulated industry, and our business may be negatively impacted by changes in the regulatory environment;

●	Our business may be negatively impacted by worsening economic conditions and fluctuations in the credit market;

●	Competition in our industry is intense;

●	Holders of Compound Bonds are exposed to the credit risk of our company;

●	There has been no public market for Compound Bonds and none is expected to develop; and

●	We could be materially and adversely affected if we are deemed to be an investment company under the Investment Company Act.

RISK FACTORS

Investing in our securities involves risks. In addition to the other information contained in this offering circular, you should carefully consider the following risks before deciding to purchase our securities in this offering. The occurrence of any of the following risks might cause you to lose all or a part of your investment. Some statements in this offering circular, including statements in the following risk factors, constitute forward-looking statements. Please refer to “Cautionary Statement Regarding Forward-Looking Statements” for more information regarding forward-looking statements.

Risks Related to our Industry

The lending industry is highly regulated. Changes in regulations or in the way regulations are applied to our business could adversely affect our business.

Changes in laws or regulations or the regulatory application or judicial interpretation of the laws and regulations applicable to us could adversely affect our ability to operate in the manner in which we intend to conduct business or make it more difficult or costly for us to participate in or otherwise make loans. A material failure to comply with any such laws or regulations could result in regulatory actions, lawsuits, and damage to our reputation, which could have a material adverse effect on our business and financial condition and our ability to participate in and perform our obligations to investors and other constituents.

The initiation of a proceeding relating to one or more allegations or findings of any violation of such laws could result in modifications in our methods of doing business that could impair our ability to collect payments on our loans or to acquire additional loans or could result in the requirement that we pay damages and/or cancel the balance or other amounts owing under loans associated with such violation. We cannot assure you that such claims will not be asserted against us in the future.

Worsening economic conditions may result in decreased demand for loans, cause borrowers’ default rates to increase, and harm our operating results.

Uncertainty and negative trends in general economic conditions in the United States and abroad, including significant tightening of credit markets, historically have created a difficult environment for companies in the lending industry. Many factors, including factors that are beyond our control, may have a detrimental impact on our operating performance. These factors include general economic conditions, unemployment levels, energy costs and interest rates, as well as events such as natural disasters, acts of war, terrorism, pandemic like the recent coronavirus (COVID-19) and catastrophes.

We primarily lend to sub-prime real estate borrowers. Accordingly, our borrowers have historically been, and may in the future remain, more likely to be affected or more severely affected than large enterprises by adverse economic conditions. These conditions may result in a decline in the demand for loans by potential borrowers or higher default rates by borrowers.

We cannot assure you that economic conditions will remain favorable for our business or that demand for loans in which we participate or default rates by borrowers will remain at current levels. Reduced demand for loans would negatively impact our growth and revenue, while increased default rates by borrowers may inhibit our access to capital and negatively impact our profitability. Further, if an insufficient number of qualified borrowers apply for loans, our growth and revenue would be negatively impacted.

The recent outbreak of COVID-19 may cause an overall decline in the economy as a whole, and may materially harm our business, results of operations and financial condition

The Company’s operations may be affected by the recent and ongoing outbreak of COVID-19 which in March 2020, has been declared a pandemic by the World Health Organization. The ultimate disruption which may be caused by the outbreak is uncertain; however, it may result in a material adverse impact on the Company’s financial position, operations and cash flows.

Possible areas that may be affected include, but are not limited to, higher redemption rate of holders of the Compound Bonds, a decline in the demand for loans by potential borrowers or higher default rates by borrowers, and unavailability of professional services and other resources. In addition, the employees of companies that provide services to us could be medically or mentally affected by the pandemic and may be required to work remotely. This situation could cause of reduction in productivity or the inability to complete critical tasks for the Company.

The entire actual effects of the spread of COVID-19 are difficult to assess at this time as the actual effects will depend on many factors beyond the control and knowledge of the Company. However, the spread of COVID-19, if it continues, may cause an overall decline in the economy as a whole and therefore may materially harm our business, results of operations and financial condition.

Our management team has limited experience in mortgage loan underwriting.

Our management team has limited experience in mortgage loan underwriting. If the method adopted by the Company for evaluating real estate property related to a potential real estate loan and for establishing interest rates for the corresponding real estate loan proves flawed, investors may not receive the expected yield on the Compound Bonds.

We have limited experience in managing real estate investments or developing real estate projects.

If the borrower is unable to repay its obligations under a loan from us, we may foreclose on the real estate property. Although we will seek out purchasers for the property, we or experienced third parties engaged by us may have to take an active role in the management of the real estate or the project. Prospective investors should consider that the members of our management have limited experience in managing real estate or developing real estate projects. We cannot assure you that we or third parties engaged by us can manage real estate or operate real estate projects profitably.

Competition for employees is intense, and we may not be able to attract and retain the highly skilled employees whom we need to support our business.

Competition for highly skilled personnel, especially data analytics personnel, is extremely intense, and we could face difficulty identifying and hiring qualified individuals in many areas of our business. We may not be able to hire and retain such personnel. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment. In addition, we intend to invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements and the quality of our services and our ability to serve borrowers could diminish, resulting in a material adverse effect on our business. We currently have no full time employees. However, management and staffing are presently provided by Compound Administrative Services LLC, a wholly owned subsidiary of our parent company.

We operate in a competitive market which may intensify, and competition may limit our ability to implement our business model and have a material adverse effect on our business, financial condition, and results of operations.

We operate in a competitive market which may intensify, and competition may limit our ability to implement our business model and have a material adverse effect on our business, financial condition, and results of operations. Our competitors may be able to have a lower cost for their services which would lead to borrowers choosing such other competitors over the Company. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of loans and investments, offer more attractive pricing or other terms and establish more relationships than us.

Risks Related to Our Company

We are an early-stage startup with no operating history, and we may never become profitable.

We do not expect to be profitable for the foreseeable future. If we are unable to obtain or maintain profitability, we will not be able to attract investment, compete, or maintain operations.

Our management has raised substantial doubt about our ability to continue as a going concern and our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report with respect to our audited consolidated financial statements for the periods from November 2, 2021 (inception) to March 16, 2022 and from November 2, 2021 (inception) to December 31, 2021.

We are an early-stage startup with no operating history, and we may never become profitable. Our management has raised substantial doubt about our ability to continue as a going concern and our independent registered public accounting firm has included an explanatory paragraph in their opinion on our audited consolidated financial statements for the periods from November 2, 2021 (inception) to March 16, 2022 and from November 2, 2021 (inception) to December 31, 2021, that states that there is a substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern. There is substantial doubt about our ability to continue as a going concern. We cannot assure you that we will generate sufficient revenue or obtain necessary financing to continue as a going concern. We cannot assure you that we will achieve success in selling the Compound Bonds.

We are dependent on advances from our parent company and the funds to be raised in this offering in order to be able to implement our business plan.

Until sufficient proceeds have been received by us from the sale of Compound Bonds in this offering we will rely on advances from our parent as to which we have no assurances. CBH is not obligated to provide advances to us and we cannot assure you that we will be successful in raising proceeds in this offering. If we do not raise sufficient funds in this offering or if our parent declines to make advances to us, we will not be able to implement our business plan, or may have to cease operations altogether.

If we do not raise sufficient funds in this offering or if our parent company declines to make advances to us we won’t be able to implement our business plan.

We have not generated any revenues and we are dependent on the proceeds from this offering to provide funds to implement our business model. Given the uncertainty of the amount of Compound Bonds that we will sell makes it difficult to predict our planned operations. Until sufficient proceeds have been received by us from the sale of Compound Bonds we will rely on advances from our parent as to which we have no assurances. CBH is not obligated to provide advances to us and we cannot assure you that we will be successful in raising proceeds in this offering. If we do not raise sufficient funds in this offering or if our parent company declines to make advances to us we won’t be able to implement our business plan.

We have no operating history in an evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We have no operating history in an evolving industry that may not develop as expected. Assessing our business and future prospects is challenging in light of the risks and difficulties we may encounter. These risks and difficulties include our ability to:

●	increase the number and total volume of loans and other credit products extended to borrowers;

●	improve the terms on which loans are made to borrowers as our business becomes more efficient;

●	increase the effectiveness of our direct marketing and lead generation through referral sources;

●	favorably compete with other companies that are currently in, or may in the future enter, the business of lending to sub-prime real estate borrowers;

●	successfully navigate economic conditions and fluctuations in the credit market; and

●	effectively manage the growth of our business.

We may not be able to successfully address these risks and difficulties, which could harm our business and cause our operating results to suffer.

The amount of repayments that bond holders demand at a given time may exceed the amount of funds we have available to make such payments which may result in a delay in repayment or loss of investment to the bond holders.

We will use our commercially reasonable efforts to maintain sufficient cash and cash equivalents on hand to honor repayment demands of bond holders. We anticipate setting aside a minimum of 20% of Compound Bonds sales in cash and cash equivalents. However, in the event there are more demands for repayment to meet than our cash and cash equivalents on hand available, we may be required to (i) liquidate some of our loan portfolio and investments (which loans and investments qualify under the exemption provided by Section 3I(5)(C) of the Investment Company Act of 1940 (the “Investment Company Act”)), (ii) seek commercial banks and non-bank lending sources, such as insurance companies, private equity funds and private lending organizations, for the provision of credit facilities, including, but not limited to, lines of credit, pursuant to which funds would be advanced to us, or (iii) seek capital contributions from our parent company, CBH. If the above sources of funds to honor repayments cannot be realized within the time frame of the repayment requests of bond holders, bond holders might have to wait for repayment until the above sources are realized. If the above sources do not generate enough funds to honor bond holders’ requests for repayment, there is a risk that the bond holders may lose some or all of their investment in the Compound Bonds.

If the information provided by borrowers is incorrect or fraudulent, we may misjudge a customer’s qualification to receive a loan, and our operating results may be harmed.

Although a significant part of our loan participation or loan decisions is based on appraisals of the real estate underlying the loans, our decisions are based partly on information provided to us by loan applicants. To the extent that these applicants provide information to us in a manner that we are unable to verify, we may not be able to accurately assess the associated risk. In addition, data provided by third-party sources is a significant component of our underwriting process, and this data may contain inaccuracies. Inaccurate analysis of credit data that could result from false loan application information could harm our reputation, business, and operating results.

Our risk management efforts may not be effective.

We could incur substantial losses, and our business operations could be disrupted if we are unable to effectively identify, manage, monitor, and mitigate financial risks, such as credit risk, interest rate risk, liquidity risk, and other market-related risk, as well as operational risks related to our business, assets, and liabilities. To the extent our models used to assess the creditworthiness of potential borrowers do not adequately identify potential risks, the risk profile of such borrowers could be higher than anticipated. Our risk management policies, procedures, and techniques may not be sufficient to identify all of the risks we are exposed to, mitigate the risks that we have identified, or identify concentrations of risk or additional risks to which we may become subject in the future.

We will rely on various referral sources and other borrower lead generation sources, including lending platforms.

Unlike banks and other larger competitors with significant resources, we intend to rely on our smaller-scale marketing efforts, affinity groups, partners, and loan referral services to acquire borrowers. We do not have exclusive rights to referral services, and we cannot control which sub-prime loans or the volume of sub-prime loans we are sent. In addition, our competitors may enter into exclusive or reciprocal arrangements with their own referral services, which might significantly reduce the number of sub-prime mortgage borrowers we are referred. Any significant reduction in sub-prime mortgage borrower referrals could have an adverse impact on our loan volume, which will have a correspondingly adverse impact on our operations and our company.

We are subject to a number of conflicts of interest arising out of our relationship with CBH and its subsidiaries which may not be resolved in our favor.

We are subject to a number of conflicts of interest arising out of our relationship with CBH and its subsidiaries, including the following:

●	CBH is our parent company and our sole stockholder. CBH is also the sole stockholder of Compound Administrative Services. Accordingly, its executive officers and directors have fiduciary obligations to a number of entities. This potential conflict of interest poses a risk that the executive officers and directors may exercise their fiduciary duties in favor of affiliated entities rather than us even though they have fiduciary duties to us;

●	our executive officers and directors are also executive officers and directors of Compound Administrative Services and they do not devote all of their time and efforts to our company. This potential conflict of interest poses a risk that the executive officers and directors may devote an insufficient amount of time and effort to operating our company because they are too busy devoting their time and effort to the operations of our affiliates; and

●	the terms of the Administrative Services Agreement with Compound Administrative Services were not negotiated on an arms-length basis and the amounts to be reimbursed thereunder will be equal to the costs incurred by Compound Administrative Services in paying for the staff and office expenses for the Company under the Administrative Services Agreement, will be determined by our executive officers and directors who are also executive officers and directors of Compound Administrative Services notwithstanding that they are executive officers and directors of both our Company and Compound Administrative Services. This potential conflict of interest poses a risk that the amount to be reimbursed by our company under the Administrative Services Agreement may be determined by the executive officers and directors to be higher in the absence of an arms-length arrangement at the expense of our company.

We cannot assure you that any conflicts that may arise will be resolved in our favor, which could adversely affect our operations. In addition, as a bondholder you have no right to vote upon or receive notice of any corporate actions we may undertake which you might otherwise have if you owned equity in our company.

A significant disruption in our computer systems or a cybersecurity breach could adversely affect our operations.

We rely extensively on our computer systems to manage our loan origination and other processes. Our systems are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses, cyber security breaches, vandalism, severe weather conditions, catastrophic events and human error, and our disaster recovery planning cannot account for all eventualities. If our systems are damaged, fail to function properly or otherwise become unavailable, we may incur substantial costs to repair or replace them, and may experience loss of critical data and interruptions or delays in our ability to perform critical functions, which could adversely affect our business and results of operations. Any compromise of our security could also result in a violation of applicable privacy and other laws, significant legal and financial exposure, damage to our reputation, loss or misuse of the information and a loss of confidence in our security measures, which could harm our business.

Our ability to protect the confidential information of our borrowers and investors may be adversely affected by cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions.

We process certain sensitive data from our borrowers and investors. While we have taken steps to protect confidential information that we receive or have access to, our security measures could be breached. Any accidental or willful security breaches or other unauthorized access to our systems could cause confidential borrower and investor information to be stolen and used for criminal purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our software are exposed and exploited, our relationships with borrowers and investors could be severely damaged, and we could incur significant liability.

Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, federal regulators and many federal and state laws and regulations require companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause borrowers and investors to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, would harm our reputation, we could lose borrowers and investors and our business and operations could be adversely affected.

Any significant disruption in service on our platform or in our computer systems, including events beyond our control, could prevent us from processing or posting payments on loans, reduce the attractiveness of our marketplace and result in a loss of borrowers or investors.

In the event of a system outage and physical data loss, our ability to perform our servicing obligations, process applications or make loans available would be materially and adversely affected. The satisfactory performance, reliability and availability of our technology are critical to our operations, customer service, reputation and our ability to attract new and retain existing borrowers and investors.

Any interruptions or delays in our service, whether as a result of third-party error, our error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with our borrowers and investors and our reputation. Additionally, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. Our disaster recovery plan has not been tested under actual disaster conditions, and we may not have sufficient capacity to recover all data and services in the event of an outage. These factors could prevent us from processing or posting payments on the loans, damage our brand and reputation, divert our employees’ attention, reduce our revenue, subject us to liability and cause borrowers and investors to abandon our marketplace, any of which could adversely affect our business, financial condition and results of operations.

We contract with third parties to provide services related to our online web lending and marketing, as well as systems that automate the servicing of our loan portfolios. While there are material cybersecurity risks associated with these services, we require that our vendors provide industry-leading encryption, strong access control policies, Statement on Standards for Attestation Engagements (SSAE) 16 audited data centers, systematic methods for testing risks and uncovering vulnerabilities, and industry compliance audits to ensure data and assets are protected. To date, we have not experienced any cyber incidents that were material, either individually or in the aggregate.

If our estimates of loan receivable losses are not adequate to absorb actual losses, our provision for loan receivable losses would increase, which would adversely affect our results of operations.

We maintain an allowance for loans receivable losses. To estimate the appropriate level of allowance for loan receivable losses, we consider known and relevant internal and external factors that affect loan receivable collectability, including the total amount of loan receivables outstanding, historical loan receivable charge-offs, our current collection patterns, and economic trends. If customer behavior changes as a result of economic conditions and if we are unable to predict how the unemployment rate, housing foreclosures, and general economic uncertainty may affect our allowance for loan receivable losses, our provision may be inadequate. Our allowance for loan receivable losses is an estimate, and if actual loan receivable losses are materially greater than our allowance for loan receivable losses, our financial position, liquidity, and results of operations could be adversely affected.

We will face increasing competition of other sub-prime real estate lenders and, if we do not compete effectively, our operating results could be harmed.

We compete with other companies that make sub-prime real estate loans. If we are not able to compete effectively with our competitors, our operating results could be harmed.

Many of our competitors have significantly more resources and greater brand recognition than we do and may be able to attract borrowers more effectively than we do.

When new competitors seek to enter one of our markets, or when existing market participants seek to increase their market share, they sometimes undercut the pricing and/or credit terms prevalent in that market, which could adversely affect our market share or ability to explore new market opportunities. Our pricing and credit terms could deteriorate if we act to meet these competitive challenges. Further, to the extent that the fees we pay to our strategic partners and borrower referral sources are not competitive with those paid by our competitors, whether on new loans or renewals or both, these partners and sources may choose to direct their business elsewhere. All of the foregoing could adversely affect our business, results of operations, financial condition, and future growth.

The collection, processing, storage, use, and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements, or differing views of personal privacy rights.

We receive, collect, process, transmit, store, and use a large volume of personally identifiable information and other sensitive data from borrowers and purchasers of the Compound Bonds and services. There are federal, state, and foreign laws regarding privacy, recording telephone calls, and the storing, sharing, use, disclosure, and protection of personally identifiable information and sensitive data. Specifically, personally identifiable information is increasingly subject to legislation and regulations to protect the privacy of personal information that is collected, processed, and transmitted. Any violations of these laws and regulations may require us to change our business practices or operational structure, address legal claims, and sustain monetary penalties, or other harms to our business.

The regulatory framework for privacy issues in the United States and internationally is constantly evolving and is likely to remain uncertain for the foreseeable future. The interpretation and application of such laws is often uncertain, and such laws may be interpreted and applied in a manner inconsistent with other binding laws or with our current policies and practices. If either we or our third-party service providers are unable to address any privacy concerns, even if unfounded, or to comply with applicable laws and regulations, it could result in additional costs and liability, damage our reputation, and harm our business.

We are reliant on the efforts of Inderjit Tuli and Harminder Singh Burmi.

We rely on our management team and need additional key personnel to grow our business, and the loss of key employees or inability to hire key personnel could harm our business. We believe our success has depended, and continues to depend, on the efforts and talents of our executive officers, Inderjit Tuli and Harminder Singh Burmi, each of whom have expertise that could not be easily replaced if we were to lose any or all of their services.

Compliance with Regulation A and reporting to the SEC could be costly.

Compliance with Regulation A could be costly and requires legal and accounting expertise. After qualifying this Form 1-A, we will be required to file an annual report on Form 1-K, a semiannual report on Form 1-SA, and current reports on Form 1-U.

Our legal and financial staff may need to be increased in order to comply with Regulation A. Compliance with Regulation A will also require greater expenditures on outside counsel, outside auditors, and financial printers in order to remain in compliance. Failure to remain in compliance with Regulation A may subject us to sanctions, penalties, and reputational damage and would adversely affect our results of operations.

We will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. Therefore, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and our investors could receive less information than they might expect to receive from exchange traded public companies.

We will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year. Therefore, our investors could receive less information than they might expect to receive from exchange traded public companies.

Our lack of operating history makes it difficult for you to evaluate this investment.

We are a recently formed entity with no operating history and may not be able to successfully operate our business or achieve our investment objectives. We may not be able to conduct our business as described in our plan of operation.

We are subject to the risk of fluctuating interest rates, which could harm our planned business operations.

We expect to generate net income from the difference between the interest rates we charge borrowers or otherwise make from our permissible investments, including loan origination fees paid by borrowers, and the interest we will pay to the holders of Compound Bonds. Due to fluctuations in interest rates, we may not be able to charge borrower’s an interest rate sufficient for us to generate income, which could harm our planned business operations

Any Bond Rewards you receive as a result of the Bond Rewards Program could have adverse tax consequences to you.

There is some uncertainty about the appropriate treatment of these Bond Rewards for income purposes. You may be subject to tax on the value of your Bond Rewards. If you receive Compound Bonds under the Bond Rewards Program, upon receipt you will generally realize taxable income equal to the fair market value of the Compound Bonds. Your participation in the Bond Rewards Program may increase the complexity of your tax filings and may cause you to be ineligible to file Internal Revenue Service Form 1040-EZ, if you would otherwise be eligible to file such form.

There are a number of risks associated with our having a verbal agreement (rather than a written agreement) with CBH governing our ability to utilize CBH’s Fintech Platform and the Compound Banc App including misunderstanding of the terms of the verbal agreement, dispute as to what was agreed to, as well as unwillingness of a court to enforce the agreement because we and CBH may not be able to prove the existence of the agreement or its terms, which could adversely affect our business, results of operations, financial condition and future growth.

Verbal agreements can lead to uncertainty about each party’s rights and obligations. A dispute may arise if there is nothing in writing explaining what both parties to the contract agreed to do.

On March 17, 2022, we entered into a verbal agreement with CBH to pay a license fee to CBH in the amount of 2% of the value of the total Compound Bonds sold on the Compound Banc Fintech Platform per year. There are no other terms to such verbal agreement. In light of the fact that our agreement with CBH is a verbal contract (rather than a written contract), we and CBH are exposed to the following risks:

●	the risk that we and CBH misunderstood an important term or terms of the contract, such as how much was to be paid or what services were to be performed;

●	the risk that we and CBH will have a dispute regarding what was agreed to because we and CBH are only relying on memory; and

●	the risk that a court will not enforce the contract because we and CBH may not be able to prove the existence of the contract or its terms.

If a dispute arises under our verbal agreement with CBH and a court is not willing to enforce the terms of such verbal agreement in our favor, this outcome could adversely affect our business, results of operations, financial condition, and future growth.

Risks Related to Being Deemed an Investment Company under the Investment Company Act

We intend to avoid being classified as an investment company.

Under the Investment Company Act, an “investment company” is defined as an issuer which is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities; is engaged or proposes to engage in the business of issuing face-amount certificates of the installment type, or has been engaged in such business and has any such certificate outstanding; or is engaged or proposes to engage in the business of investing, reinvesting, owning, holding, or trading in securities, and owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer’s total assets (exclusive of Government securities and cash items) on an unconsolidated basis. Under the Investment Advisers Act of 1940, an “investment adviser” is defined, in relevant part, as any person who, for compensation, engages in the business of advising others, either directly or through publications or writings, as to the value of securities or as to the advisability of investing in, purchasing, or selling securities, or who, for compensation and as part of a regular business, issues or promulgates analyses or reports concerning securities.

We intend to operate in such manner as not to be classified as an “investment company” within the meaning of the Investment Company Act of 1940 as we intend to acquire mortgages and other liens on and interests in real estate. In addition, Compound Administrative Services LLC, which provides administrative services to our Company, is not an investment adviser registered with the SEC, will not be governed by the Investment Advisers Act of 1940, and will not be acting in such capacity with respect to the Company because the Company will not be investing in assets which fall within the definition of a security under U.S. federal securities laws. Our management and our investment practices and policies of ours are not supervised or regulated by any federal or state authority. As a result, investors will be exposed to certain risks that would not be present if we were subjected to a more restrictive regulatory situation.

We could be materially and adversely affected if we are deemed to be an investment company under the Investment Company Act.

We do not believe that at any time we will be deemed an “investment company” under the Investment Company Act. However, if at any time we may be deemed an “investment company,” we intend to rely on the exception set forth in Section 3(c)(5)(C) of the Investment Company Act, which excludes from the definition of investment company “any person who is not engaged in the business of issuing redeemable securities, face-amount certificates of the installment type or periodic payment plan certificates, and who is primarily engaged in one or more of the following businesses… (C) purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” The SEC Staff generally requires that, for the exception provided by Section 3(c)(5)(C) to be available, at least 55% of an entity’s assets be comprised of mortgages and other liens on and interests in real estate, also known as “qualifying interests,” and at least another 25% of the entity’s assets must be comprised of additional qualifying interests or real estate-type interests (with no more than 20% of the entity’s assets comprised of miscellaneous assets). We intend to acquire assets with the proceeds of this offering in satisfaction of such SEC requirements to fall within the exception provided by Section 3(c)(5)(C), and do not intend to acquire any miscellaneous assets unrelated to real estate. Notwithstanding, the staff of the SEC could possibly disagree with any of our determinations. If the staff of the SEC were to disagree with our analysis under the Investment Company Act, we would need to adjust our investment strategy. Any such adjustment in our strategy could have a material adverse effect on us. If we are deemed to be an investment company, we may be required to register as an investment company if we are unable to dispose of the disqualifying assets, which could have a material adverse effect on us.

Registration under the Investment Company Act would require us to comply with a variety of substantive requirements that impose, among other things:

●	limitations on capital structure;

●	restrictions on specified investments;

●	restrictions on leverage or senior securities;

●	restrictions on unsecured borrowings;

●	prohibitions on transactions with affiliates; and

●	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

If we were required to register as an investment company but failed to do so, we could be prohibited from engaging in our business, and criminal and civil actions could be brought against us. Registration with the SEC as an investment company would be costly, would subject us to a host of complex regulations and would divert attention from the conduct of our business, which could materially and adversely affect us. In addition, we would no longer be eligible to offer our securities under Regulation A of the Securities Act of 1933, as amended (the “Securities Act”) if we were required to register as an investment company.

If we are deemed to be an investment company under the Investment Company Act and are therefore ineligible to rely on Regulation A to sell securities, the unregistered issuance of our securities to investors pursuant to this Offering would be considered in violation of Section 5 of the Securities Act if there was no other available exemption from registration for this issuance giving the investors a right of rescission.

We rely on the exception set forth in Section 3(c)(5)(C) of the Investment Company Act, however, if the Company is deemed to be an investment company under the Investment Company Act, we would no longer be eligible to offer our securities under Regulation A of the Securities Act in this Offering, or at all. If this occurs, the Company will have to immediately terminate this Offering. The unregistered issuance of our securities to investors pursuant to this Offering would be considered in violation of Section 5 of the Securities Act if there was no other available exemption from registration for this issuance. The securities sold in this Offering prior to such termination would be subject to a private right of action for rescission or damages by the purchasing investors. Additionally, the Company may not have the funds required to address all rescissions if a large number of investors seek rescission at the same time, and as a result, we may be delayed in the delivery of funds for such rescissions and may be required to sell some of our assets, which may take significant amounts of time and may yield less than is needed to meet our rescission obligations. Additionally, the Company would not be able to raise funds in any other offering pursuant to Regulation A to meet such rescission obligations, as the Company would not be eligible to do so.

If we are deemed to be an investment company under the Investment Company Act and are therefore ineligible to rely on Regulation A for this Offering, it could result in a large number of investors demanding repayment in a short period of time, and the Company may not have funds to satisfy those demands.

We rely on the exception set forth in Section 3(c)(5)(C) of the Investment Company Act, however, in the event that the Company is deemed to be an investment company under the Investment Company Act, we would no longer be eligible to offer our Compound Bonds under Regulation A of the Securities Act in this Offering, or at all. If this occurs, it could result in a large number of investors demanding repayment in a short period of time, and the Company may not have funds to satisfy those demands. As a result, we may be delayed in the delivery of funds and may be required to sell some of our assets, which may take significant amounts of time and may yield less than is needed to meet our obligations. Additionally, the Company would not be able to raise funds in any other offering pursuant to Regulation A to meet such demands, as the Company would not be eligible to do so.

If we are deemed to be an investment company under the Investment Company Act and sell securities in reliance on Regulation A and operate as an unregistered investment company, we could be subject to liability under Section 5 of the Securities Act.

If the Company is deemed to be an investment company under the Investment Company Act, and if we sell securities in reliance on Regulation A and operate as an unregistered investment company due to a failure to qualify for the Section (3)(c)(5)(C) exception of the Investment Company Act, for any Compound Bonds sold by us in reliance on Regulation A, the Company could be liable for violating Section 5 of the Securities Act if any of the securities issued in this Offering would be considered to be an unregistered issuance of securities if no other exemption from registration is available. Section 5 allows purchasers to sue the Company for selling a non-exempt security without registering it; the purchasers may seek rescission with interest, or damages if the purchaser sold his securities for less than he purchased them. The Company could also be subject to enforcement action by the SEC that claims a violation of Section 5 of the Securities Act. Additionally, if the Company was required to register as an investment company but failed to do so and therefore operated as an unregistered investment company, the Company could be subject to monetary penalties and injunctive relief in an action brought by the SEC.

Qualifying for an exception from the Investment Company Act may restrict our operating flexibility.

As stated above, if at any time we may be deemed an “investment company,” we believe we will be afforded an exception under Section 3(c)(5)(C) of the Investment Company Act. To qualify for this exemption, we must ensure our asset composition meets certain criteria. Generally, 55% of our assets must consist of qualifying mortgages and other liens on and interests in real estate and the remaining 45% must consist of other qualifying real estate-type interests. Maintaining this exception may adversely impact our ability to acquire or hold investments, to engage in future business activities that we believe could be profitable, or could require us to dispose of investments that we might prefer to retain. If we are required to register as an “investment company” under the Investment Company Act, then the additional expenses and operational requirements associated with such registration may materially and adversely impact our financial condition and results of operations in future periods.

Risks Related to Compound Bonds and this Offering

The characteristics of the Compound Bonds, including interest rate, no maturity date, lack of collateral security or guarantee, and lack of liquidity, may not satisfy your investment objectives.

The Compound Bonds may not be a suitable investment for you, and we advise you to consult your investment, tax and other professional financial advisors prior to purchasing Compound Bonds. The characteristics of the notes, including no maturity date, repayable at your demand, redeemable by us, interest rate, lack of collateral security or guarantee, and lack of liquidity, may not satisfy your investment objectives. The Compound Bonds may not be a suitable investment for you based on your ability to withstand a loss of interest or principal or other aspects of your financial situation, including your income, net worth, financial needs, investment risk profile, return objectives, investment experience and other factors. Prior to purchasing any Compound Bonds, you should consider your investment allocation with respect to the amount of your contemplated investment in the Compound Bonds in relation to your other investment holdings and the diversity of those holdings.

Holders of Compound Bonds are exposed to the credit risk of our company.

Compound Bonds are our full and unconditional obligations. If we are unable to make payments required by the terms of the notes, you will have an unsecured claim against us. Compound Bonds are therefore subject to non-payment by us in the event of our bankruptcy or insolvency. In an insolvency proceeding, we cannot assure you that you will recover any remaining funds. Moreover, your claim may be subordinate to that of any senior creditors and any secured creditors to the extent of the value of their security.

The Compound Bonds are unsecured obligations.

The Compound Bonds do not represent an ownership interest in any specific Compound Banc loans, their proceeds, or their assets. The Compound Bonds are unsecured general obligations of Compound Banc only and not any Compound Banc borrower. The Compound Bonds will be general unsecured obligations and will rank equally with all of our other unsecured debt unless such debt is senior to or subordinate to the Compound Bonds by their terms. We may issue secured debt in our sole discretion without notice to or consent from the holders of Compound Bonds. Therefore, as unsecured obligations, there is no security to be provided to the holders of the Compound Bonds.

There is no public market for Compound Bonds, and none is expected to develop.

Compound Bonds are newly issued securities. Although under Regulation A the securities are not restricted, Compound Bonds are still highly illiquid securities. No public market has developed nor is expected to develop for Compound Bonds, and we do not intend to list Compound Bonds on a national securities exchange or interdealer quotational system. You should be prepared to hold your Compound Bonds as Compound Bonds are expected to be highly illiquid investments.

Holders of the Compound Bonds will have no voting rights.

Holders of the Compound Bonds will have no voting rights and therefore will have no ability to control the Company. The Compound Bonds do not carry any voting rights and therefore the holders of the Compound Bonds will not be able to vote on any matters regarding the operation of the Company. As a bondholder purchaser in this offering will have no right to vote upon or receive notice of any corporate actions we may undertake which you might otherwise have if you owned equity in our Company.

There is a risk that the Compound Banc Website will not be able to handle a large number of investors subscribing to this offering.

Although the Compound Banc Website has been designed to handle numerous purchase orders and prospective investors, we cannot predict the response of the Compound Banc Website to any particular issuance of Compound Bonds pursuant to this offering circular. You should be aware that if a large number of investors try to access the Compound Banc Website at the same time and submit their purchase orders simultaneously, there may be a delay in receiving and/or processing your purchase order. You should also be aware that general communications and internet delays or failures unrelated to the Compound Banc Website, as well as website capacity limits or failures may prevent purchase orders from being received on a timely basis by the Compound Banc Website. We cannot guarantee you that any of your submitted purchase orders will be received, processed and accepted during the offering process.

There is a risk that the Compound Banc Website and the Compound Banc App may be hacked.

We receive, collect, process, transmit, store, and use a large volume of personally identifiable information and other sensitive data from borrowers and purchasers of the Compound Bonds and services on the Compound Banc Website and the Compound Banc App. There is a risk that the Compound Banc Website and the Compound Banc App may be hacked. Compound Bonds will be issued by computer-generated program on our website and electronically signed by us in favor of the investor. The Compound Bonds will be stored by us and will remain in our custody for ease of administration. In today’s environment, cyberattacks are perpetrated by identity thieves, unscrupulous contractors and vendors, malicious employees, business competitors, prospective insider traders and market manipulators, so-called “hacktivists,” terrorists, state-sponsored actors and others. Many companies that utilize technology in the business operations, such as ours are subject to the risk that they may be hacked. Even the most diligent cybersecurity efforts will not address all cyber risks that the Company faces. We cannot assure you that we’ll be able to prevent any such hacks by third parties, and if we experience these hacks, the effects would cause an adverse effect on our business operations and will jeopardize the privacy of our user’s data, and can lead to us having to cease operations altogether.

The Compound Bond Holders may be subject to fees.

Compound Bond investors that purchase Compound Bonds will not be charged a servicing fee for their investment. You may be charged a transaction fee if your method of payment requires us to incur an expense. The transaction fee will be equal to the amount that the Company will be charged by the payment processor. Other financial intermediaries, however, if engaged by you, may charge you commissions or fees.

Because the Compound Bonds will have no sinking fund, insurance, or guarantee, you could lose all or a part of your investment if we do not have enough cash to pay.

There is no sinking fund, insurance or guarantee of our obligation to make payments on the Compound Bonds. We will not contribute funds to a separate account, commonly known as a sinking fund, to make interest or principal payments on the Compound Bonds. The Compound Bonds are not certificates of deposit or similar obligations of, and are not guaranteed or insured by, any depository institution, the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation, or any other governmental or private fund or entity. Therefore, if you invest in the Compound Bonds, you will have to rely only on our cash flow from operations and possible funding from CBH, our parent company, for repayment of principal and interest upon your demand of repayment or upon redemption by us. If our cash flow from operations and possible funding from CBH, our parent company, are not sufficient to pay any amounts owed under the Compound Bonds, then you may lose all or part of your investment.

By purchasing Compound Bonds in this Offering, unless you opt-out in accordance with the terms of the Compound Bond Investor Agreement, you are bound by the arbitration provisions contained in our Compound Bond Investor Agreement to be used for subscriptions in this offering which limits your ability to bring class action lawsuits or seek remedies on a class basis and waives the right a trial by jury.

By purchasing shares in this Offering, unless you opt-out in accordance with the terms of the Compound Bond Investor Agreement, you agree to be bound by the arbitration, jury waiver and class action waiver provisions contained in Section 13 of our Investor Purchase Agreement to be used for subscriptions on this offering. Pursuant to the terms of the Compound Bond Investor Agreement, the holders of Compound Bonds and the Company will agree to (i) resolve disputes of the holders of Compound Bonds through binding arbitration, instead of through courts of general jurisdiction or through a class action and (ii) waive the right to a trial by jury and to participate in any class action. Pursuant to the terms of the Compound Bond Investor Agreement, if a holder of Compound Bonds does not agree to the terms of the arbitration provision, the holder of Compound Bonds may opt-out of the arbitration provision by sending an arbitration opt-out notice to the Company within thirty (30) days of the holder’s first electronic acceptance of the Compound Bond Investor Agreement. If the opt-out notice is not received within thirty (30) days, the holder of Compound Bonds will be deemed to have accepted all terms of the arbitration provision, including the class action and jury waiver. If the investor opts out of the arbitration provision, the investor has also opted out of the jury trial and class action waivers. As arbitration provisions in commercial agreements have generally been respected by federal courts and state courts of Delaware, we believe that the arbitration provision in the Compound Bond Investor Agreement is enforceable under federal law and the laws of the State of Delaware. Although holders of Compound Bonds will be subject to the arbitration provisions of the Compound Bond Investor Agreement, the arbitration provisions do not preclude holders of Compound Bonds from pursuing claims under the U.S. federal securities laws in federal courts. THE ARBITRATION PROVISION OF THE COMPOUND BOND INVESTOR AGREEMENT IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF COMPOUND BONDS OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE ARBITRATION PROVISION OF THE COMPOUND BOND INVESTOR AGREEMENT DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

The Compound Bond Investor Agreement provides that, to the extent permitted by law, each party to the Compound Bond Investor Agreement waives the right to a jury trial or class action of any claim they may have against us arising out of or relating to our Compound Bonds or the Compound Bond Investor Agreement. If we were to oppose a jury trial or class action demand based on such waiver, the court would determine whether the waiver was enforceable based upon the facts and circumstances of that case in accordance with applicable state and federal law, including whether a party knowingly, intelligently and voluntarily waived the right to a jury trial or class action. The bondholders of Compound Bonds will be subject to these provisions of the Compound Bond Investor Agreement to the extent permitted by applicable law. THE WAIVER OF THE RIGHT TO A JURY TRIAL AND CLASS ACTION CONTAINED IN THE COMPOUND BOND INVESTOR AGREEMENT IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF COMPOUND BONDS OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE JURY WAIVER AND CLASS ACTION WAIVER PROVISIONS OF THE COMPOUND BOND INVESTOR AGREEMENT DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

If the investor opts out of the arbitration provision, the investor has also opted out of the jury trial and class action waivers. If an investor does not opt-out, as described above, the rights of the adverse bond holder to seek redress in court would be severely limited. These restrictions on the ability to bring a class action lawsuit may result in increased costs and/or reduced remedies, to individual investors who wish to pursue claims against the Company.

PLAN OF DISTRIBUTION

We are offering up to $75 million of our Compound Bonds pursuant to this offering circular. Compound Bonds being offered hereby will only be offered through the Compound Banc Website at www.compoundbanc.com or through the Compound Banc App which may be downloaded for free from the Apple Store or from Google Play. This offering circular will be furnished to prospective investors before or at the time of all written offers and will be available for viewing on our website, as well as on the SEC’s website at www.sec.gov.

Establishing an Compound Bonds Account on the Compound Banc Website

The first step to being able to purchase Compound Bonds is to set up an account, which we refer to as a “Compound Bonds Account.” In order to set up an Compound Bonds Account, you need to do the following:

●	if you are an individual, you will need to establish an Compound Bonds Account through the Compound Banc Website or App by registering and providing your name, email address, social security number, the type of account and other specified information;

●	if you are subscribing for the Compound Bonds as a corporation, limited liability company, partnership, or other entity, the entity will need to establish an Compound Bonds Account through the Compound Banc Website by registering and providing the name of the organization, the type of organization, email address, tax identification number, type of account and other specified information; and

●	in either case, you must agree to our terms of use and privacy policy which provide for the general terms and conditions of using the Compound Banc Website and other applicable terms and conditions.

By subscribing for Compound Bonds, you will be consenting to receiving all notifications required by law or regulation or provided for by the Compound Banc Website electronically at your last electronic address you provided to us.

After you have successfully registered with the Compound Banc Website or App, you may view the Compound Bond offering circular and related documents. Please note that you are not obligated to submit a subscription for any Compound Bonds simply because you have registered on the Compound Banc Website.

If you have difficulty opening an account or otherwise using the Compound Banc Website, you may use the live help button on the website or the App to connect with a customer service representative. Customer service representatives will help you with technical issues related to your use of the Compound Banc Website. However, customer service representatives will not provide you with any investment advice, nor how much to invest in Compound Bonds, or the merits of investing or not investing in Compound Bonds.

Establishing an Account Using the Compound Banc App

Procedurally, Compound Banc App users register on the application via the Compound Banc Website or via the mobile App, which may be downloaded for free from the Apple Store or from Google Play and simply link to their bank account. Whenever users want to buy a bond they click the “Buy Bonds” button to purchase. If they would like to purchase via their spare change round-ups they can also link a debit card or credit card to the App for this purpose. If the round-up feature is engaged, every time the user shops or completes any checking account transaction, the App automatically rounds up their purchase to the next dollar, tracks the spare change and then permits the user to use it to invest in the Compound Bonds. The user’s linked bank account is monitored and the money is transferred via ACH once the round up amounts reach $10.00. Users can make one time or recurring purchases of Compound Bonds.

Subscribing for Compound Bonds

Once you have opened an Compound Bond Account, in order for you to complete a subscription for Compound Bonds, you must first provide funds. We will instruct you on how to do so. You may then submit purchase orders by:

●	indicating the amount of Compound Bonds that you wish to purchase;

●	reviewing the applicable offering circular for Compound Bonds, including the Form of Bond;

●	submitting a subscription order by clicking the “Buy Bonds” button; and

●	reviewing the subscription to ensure accuracy, checking the box to confirm accuracy and confirming the subscription by clicking the confirmation button.

You will not be able to subscribe for an Compound Bond unless you have completed all of the above steps.

Once you submit a subscription to the Compound Banc Website, your subscription will constitute an offer to purchase Compound Bonds. For purposes of the electronic order process at the Compound Banc Website, the time as maintained on the website will constitute the official time of a subscription.

As part of these terms and conditions to subscribe to purchase Compound Bonds, you will be required to certify to us that:

●	you will have had the opportunity to view this offering circular and any offering circular supplement each time you purchase Compound Bonds;

●	if you are an individual investor, your subscription is submitted for and on behalf of your account;

●	if you are an organization, your subscription has been submitted by an officer or agent who is authorized to bind the organization; and

●	you had the opportunity to review the Compound Bond Investor Agreement, meet the qualifications to subscribe for Compound Bonds and agree to be legally bound by the terms and conditions of the agreement.

Your subscription and all other consents submitted through the Compound Banc Website are legal, valid and enforceable contracts. We are not providing any investment or tax advice to subscribers of Compound Bonds. We are not a broker dealer or investment adviser. The Compound Bonds may not be a suitable investment for you, even if you qualify to purchase Compound Bonds. Moreover, even if you qualify to purchase Compound Bonds and place a subscription, you may not receive an allocation of Compound Bonds for any number of reasons.

Minimum and Maximum Investment Amount

The minimum investment amount per subscriber in this offering is $10. There is no maximum investment amount per subscriber in this offering.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Compound Bonds on a best efforts basis. As there is no minimum offering amount, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds as set forth in the “Use of Proceeds” section of this Offering Circular.

Compound Bond Rewards Program

The Company has created the Compound Bond Rewards Program (“Bond Rewards Program”) to provide (i) investors (each a “Referrer”) who meet eligibility standards set forth in this offering circular the opportunity to receive Compound Bonds as a thank you for referring a friend or family member to open an account on the Compound Banc Fintech Platform and (ii) new members of the Compound Banc Fintech Platform (each a “Referee”) who meet eligibility standards set forth in this offering circular the opportunity to receive Compound Bonds as a thank you for opening an account on the Compound Banc Fintech Platform as a result of an eligible referral. Each eligible Referrer and eligible Referee will be entitled to receive an award of one Compound Bond valued at $10.00 each (each a “Bond Reward”) per eligible referral, subject to a limitation of 50 Compound Bonds per Referrer account and Referee account per calendar year. Bond Rewards will be fulfilled through Compound Bonds issued under the offering statement of which this offering circular forms a part.

Bond Rewards

A Bond Reward will be made to each an eligible Referrer and eligible Referee to receive one Compound Bond valued at $10.00 each per eligible referral for which an eligible Referrer refers an eligible Referee as a result of which the Referee has opened a qualifying account using a unique referral link designated to the Referrer (the “Referral Offer”). The Referee would not be required to fund his or her account on the Compound Banc Fintech Platform in order for the Referrer and the Referee to each receive a Bond Reward. In other words, the Referee would not be required to purchase an Compound Bond in order for the Referrer and the Referee to each receive a Bond Reward. The Compound Bond will be awarded at the account level. We will generally process a Bond Reward for a Referral Offer and deposit the Compound Bond issued pursuant to the Bond Reward in such Referrer’s account and Referee’s account within 15 days following the date the Referee opens a qualifying account with the unique referral link designated to the Referrer. Notwithstanding the foregoing, Bond Rewards are limited to 50 Compound Bonds per Referrer account and per Referee account per calendar year.

There are no expenses charged to participants in connection with Bond Rewards under the Bond Rewards Program. All costs of administering the Bond Rewards Program will be paid by us. Our Compound Bonds may not be available under the Bond Rewards Program in all states or jurisdictions. We are not making an offer to sell our Compound Bonds in any jurisdiction where the offer or sale is not permitted.

This offering circular sets forth the terms of the Bond Rewards Program. We will determine any question of interpretation arising under the Bond Rewards Program, and any such determination will be final. Any action taken by us to effectuate the Bond Rewards Program in the good faith exercise of our judgment will be binding on all parties.

Any questions regarding the Bond Rewards Program should be referred to our customer care at support@compoundbanc.com.

Eligibility

In order for you to receive a Bond Reward as a Referrer for referring a friend or family member to join the Compound Banc Fintech Platform or as a Referee for joining the Compound Banc Fintech Platform, such Referee must open an account on the Compound Banc Fintech Platform and must have used to open the Referee’s account the unique referral link that we assigned to the Referrer. The Referee would not be required to fund his or her account on the Compound Banc Fintech Platform in order for the Referrer and the Referee to receive a Bond Reward. In other words, the Referee would not be required to purchase an Compound Bond in order for the Referrer and the Referee to each receive a Bond Reward. You must be a U.S. resident of majority age and you must meet the Applicable Restrictions set forth below.

Applicable Restrictions

The following types of Referrer and Referee accounts are excluded from eligibility to receive a Bond Reward: government accounts, employee accounts, other accounts designated by the Company as “special” accounts, VIP accounts, and dealer accounts. To determine if your account is eligible, you should check your account at the Compound Banc App or at the Compound Banc Website, or contact our customer service at support@compoundbanc.com.

The Bond Rewards Program is currently available only to U.S. residents (including residents of Puerto Rico), and you may only participate if you are of the age of majority for the state in which you reside. We may later allow foreign residents to join the Bond Rewards Program, which may depend upon your country of residence and other factors as we determine in our discretion. Bond Rewards are limited to 50 Compound Bonds per Referrer account and per Referee account per calendar year.

If the Referrer or Referee requests the repayment of Compound Bonds in the aggregate principal amount greater than $50,000, the Company may make such repayment to such Referrer or Referee within thirty (30) days of the request for such repayment.

Bond Rewards are not transferable.

Electronic Book-Entry of Compound Bonds

Compound Bonds in the Bond Rewards Program will be maintained in your name in book-entry form. Physical certificates are not available.

State Law Exemption and Offerings to “Qualified Purchasers”

Our Compound Bonds are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering will be exempt from state “Blue Sky” law review, subject to certain state filing requirements and anti-fraud provisions, to the extent that the Compound Bonds offered hereby are offered and sold only to “qualified purchasers” or at a time when the Compound Bonds are listed on a national securities exchange. “Qualified purchasers” include:

●	“accredited investors” under Rule 501(a) of Regulation D of the Securities Act; and

●	all other investors so long as their investment in Compound Bonds does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

Investment Amount Limitations

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, you are encouraged to refer to www.investor.gov.

As a Tier 2, Regulation A offering, investors must comply with the 10% limitation to investment in the Offering. The only investor in this Offering exempt from this limitation is an accredited investor, an “Accredited Investor,” as defined under Rule 501 of Regulation D. If you meet one of the following tests you should qualify as an Accredited Investor:

(i)	You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse or spousal equivalent in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)	You are a natural person and your individual net worth, or joint net worth with your spouse or spousal equivalent, exceeds $1,000,000 at the time you purchase the Compound Bonds (please see below on how to calculate your net worth);

(iii)	You are a director, executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv)	You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, a corporation, a Massachusetts or similar business trust or a partnership or limited liability company, not formed for the specific purpose of acquiring the Compound Bonds, with total assets in excess of $5,000,000;

(v)	You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an investment advisor registered pursuant to the Investment Advisers Act of 1940 or registered pursuant to the laws of a state, an investment advisor relying on the exemption of registering with the SEC under the Investment Advisers Act of 1940, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940, or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958, or a Rural Business Investment Company as defined in the Consolidated Farm and Rural Development Act, or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii)	You are a trust with total assets in excess of $5,000,000, your purchase of Compound Bonds is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Compound Bonds; or

(viii)	You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(ix)	You are an entity, of a type not listed in the above paragraphs iv, v, vi, vii, or viii, not formed for the specific purpose of acquiring the Compound Bonds, owning investments in excess of $5,000,000;

(x)	You are a natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the SEC has designated as qualifying an individual for accredited investor status;

(xi)	You are a “family office,” as defined by the Investment Advisers Act of 1940, with assets under management in excess of $5,000,000, and is not formed for the specific purpose of acquiring the Compound Bonds, and your prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment; or

(xii)	You are a “family client,” as defined under the Investment Advisers Act of 1940, of a family office meeting the requirements in the above paragraph xi, and your prospective investment in the issuer is directed by such family office pursuant to the above paragraph xi.

For the purposes of calculating your Net Worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Compound Bonds.

In order to purchase Compound Bonds and prior to the acceptance of any funds from an investor, an investor will be required to represent, to our satisfaction, that he or she is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

Offering Period and Expiration Date

The termination of the offering will occur on the earlier of (i) the date that subscriptions for and rewards of the Compound Bonds offered hereby equal $75,000,000 or (ii) an earlier date determined by the Company in its sole discretion. We reserve the right to terminate this offering for any reason at any time. The offering of Compound Bonds for cash could terminate prior to the Bond Rewards Program offering if we have sold all of the Compound Bonds but have not issued all of the Compound Bonds in the Bond Rewards Program offering. The Bond Rewards Program offering could terminate prior to the offering of Compound Bonds for cash if all of the Compound Bonds offered in the Bond Rewards Program offering have been awarded but not all of the Compound Bonds for cash have sold. If one of these offerings has closed but the other offering is ongoing, we will inform investors by filing a supplement to this offering circular with the SEC.

Compound Banc Website Operation

Although the Compound Banc Website and App has been designed to handle numerous purchase orders and prospective investors, we cannot predict the response of the Compound Banc Website to any particular issuance of Compound Bonds pursuant to this offering circular. You should be aware that if a large number of investors try to access the Compound Banc Website at the same time and submit their purchase orders simultaneously, there may be a delay in receiving and/or processing your purchase order. You should also be aware that general communications and internet delays or failures unrelated to the Compound Banc Website, as well as website capacity limits or failures may prevent purchase orders from being received on a timely basis by the Compound Banc Website. We cannot guarantee you that any of your submitted purchase orders will be received, processed and accepted during the offering process.

Orders will typically be processed by our payment processor within 4 to 5 business days following the order. You may not withdraw the amount of your purchase order, unless the purchase is withdrawn or cancelled. Once a purchase order is accepted and processed, it is irrevocable. Interest does not accrue until the purchase funds have cleared.

Prior to submitting a purchase order, you will be required to acknowledge receipt of the offering documents for the Compound Bonds that you wish to purchase. In the case of an entity investor, the prospective investor will be required to make representations regarding the authority of the signatory to enter into the agreement and make representations on behalf of the entity.

The minimum purchase order that you may submit to purchase Compound Bonds is $10, and subject to consideration there is no maximum purchase order that may be submitted, except for non-accredited investors, whose purchases will be subject to the following limits pursuant to SEC Rule 251(d)(2)(C):

●	natural non-accredited persons may only invest the greater of 10% of their annual income or net worth; and

●	non-natural non-accredited persons may invest up to 10% of the greater of their net assets or revenues for the most recently completed fiscal year.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

For the purposes of calculating your Net Worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Compound Bonds.

In order to purchase Compound Bonds and prior to the acceptance of any funds from an investor, an investor will be required to represent, to our satisfaction, that he or she is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

Tax and Legal Treatment

Compound Bonds will receive interest income. At the end of the calendar year, investors with over $10 of realized interest will receive a form 1099-INT. These will need to be filed in accordance with the United States Tax Code. Investor’s tax situations will likely vary greatly and all tax and accounting questions should be directed towards a certified public accountant.

IRA

If an investor opens a new IRA account on the Compound Banc Fintech Platform and makes a minimum investment of $2,500, we will pay all of his or her third-party fees associated with opening the IRA account on the Compound Banc Fintech Platform through one of our integrated partners.

Auto-Invest Program

Following the user’s initial purchase of Compound Bonds, they can elect to participate in our auto-invest program, or the “Auto-Invest Program,” which allows them to automatically invest in additional Compound Bonds on a recurring basis (e.g., daily, bi-weekly or monthly) subject to an amount and investment parameters that they designate.

If they elect to participate in the Auto-Invest Program, we will automatically place orders for Compound Bonds that match the amount and parameters they designate. Investors may affirmatively elect to participate or cancel their participation in the Auto-Invest Program by selecting “on” or “off” in their Compound Banc accounts. As part of affirmatively electing to participate in the Auto-Invest Program by selecting “on”, the investor will choose the frequency of such investor’s recurring investments (e.g., daily, weekly, bi-weekly or monthly) and the amount of such recurring investment. In addition, the investor will choose which bank account from which the funds would be drawn for purposes of the Auto-Invest Program. Upon affirmatively electing to participate in the Auto-Invest Program, the investor will be asked to agree to the terms and conditions of the Compound Bond Investor Agreement. Prior to each “auto investment,” the investor will be asked to reconfirm the terms and conditions of the Compound Bond Investor Agreement which they originally agreed to, such as that the investor continues to be either an accredited investor or in compliance with the 10% of net worth or annual income limitation on investment in this offering. Such communication will contain a URL hyperlink to, or an electronic copy of, this offering circular as revised from time to time by supplements filed with the SEC, in accordance with SEC Rule 251(d)(1). If no reconfirmation is received by us from the investor prior to a scheduled “auto-investment,” the “auto-investment” shall not be executed. If a reconfirmation is received by us from the investor prior to a scheduled “auto-investment,” we will send a confirmatory email to the investor denoting the amount invested upon such “auto-investment” and containing a URL hyperlink to, or an electronic copy of, this offering circular as revised from time to time by supplements filed with the SEC, in accordance with SEC Rule 251(d)(2).

Holders of Compound Bonds will have access to current information regarding their Compound Bonds by viewing their account on the Compound Banc Website or App. Users can review, adjust, cancel, pause, or restart the Auto-Invest Program at any time by making the appropriate selection within their account or by contacting us.

We intend to treat any sales of Compound Bonds made pursuant to the Auto-Invest Program as sales chargeable against the aggregate total of offered securities pursuant to the offering circular and to include such sales when calculating the $75 million cap in offering proceeds raised under any qualified offering statement within a 12 month period in accordance with SEC Rule 251(a).

USE OF PROCEEDS

If we sell all $74,800,000 of Compound Bonds offered hereby for cash, we estimate we will receive net proceeds from this offering of approximately $74,675,000. All of our expenses in this offering, which we estimate will be approximately $125,000, will be paid out of the proceeds of this offering.

We intend to use (i) approximately 95% of the net proceeds from this offering to purchase or otherwise acquire mortgages and other liens on and interests in real estate as well as real estate-type interests and (ii) up to 5% of the proceeds for working capital and for general corporate purposes, including the reimbursement amounts due under the Administrative Services Agreement (the “Administrative Services Agreement”) with Compound Administrative Services LLC, or “Compound Administrative Services.” Reimbursement amounts due to Compound Administrative Services under the Administrative Services Agreement will be paid using the proceeds of this offering allocated to working capital and distributions from Compound Lending, the Company’s operating subsidiary (generated from the income from the operations from Compound Lending), which reimbursement payments will be made on a monthly basis. We reserve the right however to change the estimated use of proceeds from this offering at any time so long as doing so does not result in the loss of our exception from the Investment Company Act.

However, we cannot guarantee that we will sell all of the Compound Bonds being offered by us for cash. The following table summarizes how we anticipate using the gross proceeds of this Offering assuming the Compound Bonds depending upon whether we sell 25%, 50%, 75%, or 100% (Maximum Offering Amount) of the Compound Bonds being offered in the Offering for cash:

	If 25% of Bonds Sold for Cash	If 50% of Bonds Sold for Cash	If 75% of Bonds Sold for Cash	If 100% of Bonds Sold for Cash
Gross Proceeds	$18,700,000	$37,400,000	$56,100,000	$74,800,000

Other Offering Expenses (Legal, Accounting, Etc.)	$(125,000)	$(125,000)	$(125,000)	$(125,000)
Net Proceeds	$18,687,500	$37,275,000	$55,975,000	$74,675,000

Our intended use of the net proceeds is as follows:
Acquisition of Mortgages and Other Liens on and Interests in Real Estate (Qualified Interests)	(10,651,875)	(21,246,750)	(31,905,750)	(42,564,750)
Acquisition of Real Estate-Type Interests	(7,101,250)	(14,164,500)	(21,270,500)	(28,376,500)

Working Capital and General Corporate Purposes (1)	(934,375)	(1,863,750)	(2,798,750)	(3,733,750)
Total Use of Proceeds	$18,687,500	$37,275,000	$55,975,000	$74,675,000

(1)	The amount for working capital and general corporate purposes is calculated as 5% of the net proceeds of this offering and includes the accrual for the reimbursement amounts due under the Administrative Services Agreement. Additionally, this amount is intended to be allocated as follows: 90% of such amount shall be allocated to working capital, which includes the accrual amounts for the reimbursements due under the Administrative Services Agreement and 10% shall be allocated to general corporate purposes. The accrual for the reimbursement amounts due under the Administrative Services Agreement is based on allocation of employee time spent in connection with the Company, and will be paid out of working capital and distributions from Compound Lending, the Company’s operating subsidiary (generated from the income from the operations from Compound Lending). The Company will not directly (or indirectly through an affiliate) transfer any of the offering proceeds to any affiliates, including CBH and its other subsidiaries, other than to Compound Administrative Services pursuant to the terms of the Administrative Services Agreement and to Compound Lending for purposes of carrying out our business plan. Additionally, 90% of the 5% of offering proceeds available for working capital and general corporate purposes is the maximum percentage of offering proceeds beyond which the Company would not transfer any additional funds to Compound Administrative Services.

We intend to use the net proceeds of this offering to acquire (i) “mortgages and other liens on and interests in real estate” constituting at least 55% of our assets (“Qualifying Interests”) and (ii) “real estate-type interests” constituting at least 25% of our assets (subject to proportionate reduction if greater than 55% of our assets are Qualifying Interests). We expect that 100% of our assets will be comprised of Qualifying Interests and/or “real estate-type interests”. We do not intend to acquire assets that have no relationship to real estate.

Pending use of the net proceeds from this offering, we may invest in short- and intermediate-term interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

The Company will not receive any proceeds from the redemption of up to $200,000 worth of Bond Rewards under the Bond Rewards Program for eligible referrals (not for cash).

INVESTMENT COMPANY ACT LIMITATIONS

A company that is treated as an “investment company” under the Investment Company Act is subject to stringent regulation. If we are deemed to be an investment company, we may be required to register as an investment company if we are unable to dispose of the disqualifying assets, which could have a material adverse effect on us.

Registration under the Investment Company Act would require us to comply with a variety of substantive requirements that impose, among other things:

●	limitations on capital structure;

●	restrictions on specified investments;

●	restrictions on leverage or senior securities;

●	restrictions on unsecured borrowings;

●	prohibitions on transactions with affiliates; and

●	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

If we were required to register as an investment company but failed to do so, we could be prohibited from engaging in our business, and criminal and civil actions could be brought against us. Registration with the SEC as an investment company would be costly, would subject us to a host of complex regulations and would divert attention from the conduct of our business, which could materially and adversely affect us. In addition, we would no longer be eligible to offer our securities under Regulation A of the Securities Act if we were required to register as an investment company.

We anticipate that (i) at least 55% of our assets will constitute “mortgages and other liens on and interests in real estate” (Qualifying Interests) and (ii) at least 25% of our assets will constitute “real estate-type interests” (subject to proportionate reduction if greater than 55% of our assets are Qualifying Interests). We expect that 100% of our assets will be comprised of Qualifying Interests and/or “real estate-type interests”. We do not intend to acquire assets that have no relationship to real estate. As a result, and as discussed in detail below, we believe the Company will not be deemed to be an investment company because of the exception from the definition at Section 3(c)(5)(C) of the Investment Company Act, which provides that an entity “primarily engaged” in the business of “purchasing or otherwise acquiring mortgages and other liens on and interests in real estate” will not be treated as an investment company.

The SEC has taken the position that an issuer qualifies for the Section 3(c)(5)(C) exception if the following three conditions are satisfied:

1)	At least 55% of its assets consist of “mortgages and other liens on and interests in real estate.” We refer to these as “Qualifying Interests.”

2)	At least an additional 25% of its assets consist of “real estate-type interests” (subject to proportionate reduction if greater than 55% of the issuer’s assets are Qualifying Interests).

3)	Not more than 20% of the issuer’s assets consist of assets that have no relationship to real estate.

The SEC has also taken the position that Qualifying Interests:

1)	Include assets that represent an actual interest in real estate or are loans or liens “fully secured by real estate.”

2)	Exclude interests in the nature of securities in other issuers engaged in the real estate business.

In addition, the SEC has taken the position that a mortgage loan will be treated as “fully secured by real property” where the following two conditions are satisfied:

1)	100% of the fair market value of the loan was secured by real estate at the time the issuer acquired the loan. We refer to this as the “Date of Purchase Test.”

2)	100% of the principal amount of the loan was secured by real estate at the time of origination. We refer to this as the “Date of Origination Test.”

Furthermore, the SEC has taken the position that real estate-type interests include:

1)	Certain mortgage-related instruments including loans where 55% of the fair market value of the loan is secured by real property at the time the issuer acquired the loan.

2)	Agency partial-pool certificates.

OUR BUSINESS

Our History

We were incorporated under the laws of the State of Delaware on November 2, 2021, initially by Impactology Financial Corporation (“IFC”). On November 4, 2021, we issued 10,001 shares of our common stock to IFC in exchange for $50,100. On March 11, 2022, the Company effected a reverse stock split, reducing the Company’s 10,000,000 authorized shares of common stock to 5,000 shares of common stock. As a result, the 10,001 shares owned by IFC converted to 5 shares of common stock, representing all of the outstanding shares of common stock of the Company. Subsequently, on March 17, 2022, IFC transferred all of its 5 shares of the Company’s common stock to CBH, which became the new parent of the Company. CBH is the sole stockholder of the Company’s common stock, and was formed by the same individuals behind IFC, which is now non-operational. The purpose of establishing CBH was a re-branding effort. Our wholly owned subsidiary, Compound Lending, through which we plan to operate our business, was organized as a limited liability company under the laws of the State of Delaware on March 16, 2022.

Our principal office is located at 1185 Avenue of the Americas, 3rd floor, New York, NY 10036 and our phone number is 1-800-560-5215. Our corporate website address is located at www.compoundbanc.com. Information contained on, or accessible through, the website is not a part of, and is not incorporated by reference into, this offering circular.

Background – the Compound Banc group of companies

CBH was incorporated under the laws of the State of Florida on September 28, 2021 to create a “Compound Banc Community” in an effort to help members achieve financial wellness through alternative investing. Compound Banc aims to democratize investing for everyone, by giving everyone an opportunity to invest like the 1%. As an alternative to the low interest saving accounts at traditional institutions, Compound Banc provides consumers a 7% fixed interest earning digital bond for as little as $10. Compound Bonds harnesses the power of real estate, by providing consumers an interest rate, many times over the national average. Proceeds from bonds purchased by consumers are lent out to households and businesses through asset backed loans secured by real estate. These loans are targeted towards underserved populations to help grow and empower communities via capital investments in real estate. CBH was initially targeting the millennials who are surpassing the baby boomers as the nation’s largest living generation and to develop the Compound Banc Fintech Platform. CBH’s management believes that the millennial demographic in large part has a basic distrust of old guard financial institutions, is burdened by student loans and other debt, changes employment frequently and is unable to save money and/or fund a retirement program. CBH believes the current financial system does not incentivize or provide the next generation with an attractive return on their savings held in traditional savings accounts. This is because financial institutions provide low interest rates on savings accounts, contributing to the reason why the next generation is not able to achieve financial wellness. As an alternative, Compound Real Estate Bonds provides consumers a way to say goodbye to idle money through a digital high yield bond. Instead of having idle money sit in low interest savings accounts in legacy financial institutions, Compound Real Estate Bonds deploys money to support communities, while bondholders earn a high interest passively, powered by real estate without all the heavy lifting.

On November 2, 2021, our Company was formed by IFC (which subsequently established CBH, our current parent company, as part of a re-branding effort, after which IFC became non-operational). Our business model is centered primarily around purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.

On March 16, 2022, we formed our wholly-owned subsidiary Compound Lending, LLC (“Compound Lending”). Compound Lending provides loan and investment origination and processing services for our Company. Also on March 15, 2022, CBH established Compound Administrative Services.

In January 2022, CBH launched the Compound Banc Fintech Platform (which will be accompanied by the Compound Banc App, a free mobile app currently under development) that provides tools to help people easily invest including through “spare change” round ups. Round ups monetize debit card purchases, checking account linked credit card purchases and other checking account transactions by “rounding up” each purchase to the next higher dollar until the “round up” reaches $10.00 at which time the user can purchase a $10.00 Compound Bond.

Our business model

We are an early stage company, which, through our wholly owned subsidiary Compound Lending, plan to implement our business model. Our business model is centered primarily around purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. We anticipate that (i) at least 55% of our assets will consist of “mortgages and other liens on and interests in real estate” (“Qualifying Interests”) and (ii) at least an additional 25% of our assets will consist of “real estate-type interests” (subject to proportionate reduction if greater than 55% of our assets are Qualifying Interests). We do not intend to acquire any assets that have no relationship to real estate. Qualifying Interests are assets that represent an actual interest in real estate or are loans or liens “fully secured by real estate” but exclude securities in other issuers engaged in the real estate business. Real estate-type interests include certain mortgage-related instruments including loans where 55% of the fair market value of the loan is secured by real property at the time the issuer acquired the loan and agency partial-pool certificates. We will sell Compound Bonds in this offering to provide the capital for these activities.

Our company’s mission is to democratize investing for everyone, while also helping sub-prime real estate borrowers. We aim to provide consumers access to investing in alternative assets like the top 1 percent do, by digitizing exposure to real estate. At Compound Banc, we work to reach underserved communities, to provide access to capital and opportunities where conventional lenders will not, all within an easy-to-use and accessible mobile app.

The Compound Bonds:

●	are priced at $10.00 each;

●	represent a full and unconditional obligation of our company;

●	bear interest at 7% per annum. For clarification purposes, we will pay interest on interest (compounded interest) and credit such interest to bondholders’ Compound Banc accounts;

●	are subject to repayment at any time at the demand of the holder;

●	are subject to redemption by us at any time;

●	are not payment dependent on any underlying real estate loans or investments;

●	are transferable;

●	are unsecured.

For more information on the terms of Compound Bonds being offered, please see the “Securities Being Offered” section of this offering circular.

We have created the Compound Bond Rewards Program (“Bond Rewards Program”) to provide (i) investors (each a “Referrer”) who meet eligibility standards set forth in this offering circular the opportunity to receive Compound Bonds as a thank you for referring a friend or family member to open an account on the Compound Banc Fintech Platform and (ii) new members of the Compound Banc Fintech Platform (each a “Referee”) who meet eligibility standards set forth in this offering circular the opportunity to receive Compound Bonds as a thank you for opening an account on the Compound Banc Fintech Platform as a result of an eligible referral. The Referee would not be required to fund his or her account on the Compound Banc Fintech Platform in order for the Referrer and the Referee to each receive a Bond Reward. In other words, the Referee would not be required to purchase an Compound Bond in order for the Referrer and the Referee to each receive a Bond Reward. Each eligible Referrer and eligible Referee will be entitled to receive an award of one Compound Bond valued at $10.00 each (each a “Bond Reward”) per eligible referral, subject to a limitation of 50 Compound Bonds per Referrer account and Referee account per calendar year. Bond Rewards will be fulfilled through Compound Bonds issued under the offering statement of which this offering circular forms a part. For more information on the terms and conditions of Compound Bond Rewards Program, please see “Plan of Distribution – Compound Bond Rewards Program”.

The Company has not yet generated any revenue and has a no operating history. Our management has raised substantial doubt about our ability to continue as a going concern based on these conditions and our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report with respect to our audited consolidated financial statements for the period from November 2, 2021 (inception) to March 16, 2022 and from November 2, 2021 (inception) to December 31, 2021. We expect to generate income from (i) the difference between the interest rates we charge on our real estate loans and mortgages and other real-estate type investments which we have acquired and the interest we will pay to the holders of Compound Bonds; (ii) loan origination fees generated by Compound Banc Loans (1% to 2% of the amount of a loan originated by Compound Banc Loans charged to the borrower, the proceeds from which will flow to Compound Bonds); (iii) profits we realize on the sale of the interests in real estate that we acquire, and (iv) rental income from interests in real estate that we acquire. We also expect to use up to 5% of the proceeds from sales of Compound Bonds to provide working capital and general corporate purposes for our company until such time as our revenues are sufficient to pay our operating expenses.

Until sufficient proceeds have been received by us from the sale of Compound Bonds in this offering we will rely on advances from our parent as to which we have no assurances. CBH is not obligated to provide advances to us, and we cannot assure you that we will be successful in raising proceeds in this offering. If we do not raise sufficient funds in this offering or if our parent declines to make advances to us, we will not be able to implement our business plan, or may have to cease operations altogether. We will not be paying back any of the funds advanced to us by CBH and therefore there is no interest rate or maturity associated with such advances.

Our Organizational Structure

The following reflects the current organization structure of CBH:

(1)	Compound Banc Real Estate Holdings, Inc. owns 100% of the issued and outstanding capital stock of Compound Administrative Services LLC and Compound Real Estate Bonds, Inc.
(2)	Compound Real Estate Bonds, Inc. is a party to an Administrative Services Agreement with Compound Administrative Services LLC.
(3)	Compound Real Estate Bonds, Inc. owns 100% of the issued and outstanding membership interests of Compound Lending, LLC

Recent Developments

COVID-19

The Company’s operations may be affected by the recent and ongoing outbreak of the coronavirus disease 2020 (COVID-19) which in March 2020, has been declared a pandemic by the World Health Organization. The ultimate disruption which may be caused by the outbreak is uncertain; however, it may result in a material adverse impact on the Company’s financial position, operations and cash flows.

Possible areas that may be affected include, but are not limited to, higher redemption rate of holders of the Compound Bonds, a decline in the demand for loans by potential borrowers or higher default rates by borrowers, and unavailability of professional services and other resources. In addition, the employees of companies that provide services to us could be medically or mentally affected by the pandemic and may be required to work remotely. This situation could cause of reduction in productivity or the inability to complete critical tasks for the Company.

The entire actual effects of the spread of COVID-19 are difficult to assess at this time as the actual effects will depend on many factors beyond the control and knowledge of the Company. However, the spread of COVID-19, if it continues, may cause an overall decline in the economy as a whole and therefore may materially harm our business, results of operations and financial condition

As of the date of this filing, the Company has not experienced significant impact related to the COVID-19 pandemic.

Compound Banc Fintech Platform

CBH has developed technology solutions, including the Compound Banc App and the Compound Banc Websites, that facilitate the purchase of Compound Bonds and provide information on accounts of the Compound Bond investors. We refer to these as the Compound Banc Fintech Platform.” These solutions have been expanded to offer the same technology solutions to purchasers of our Compound Bonds. We will pay a license fee to CBH in the amount of 2% of the value of the total Compound Bonds sold on the Compound Banc Fintech Platform each year. Such technology license fees are payable from operating revenue and/or proceeds of this offering.

Compound Banc App

The Compound Banc App is designed to support the target market for our bonds which we believe is approximately 74 million millennials, who spend more than $600 billion a year. The Compound Banc App seeks to provide an easy way for our target market to micro invest including monetizing their debit card purchases, checking account linked credit card purchases and other checking account transactions by “rounding up” each purchase to the next higher dollar until the “round up” reaches $10.00 at which time the user can purchase a $10.00 Compound Bond. The Compound Banc App is available via the web at www.compoundbanc.com, for Apple iPhone users from the Apple Store and for Android phone users from Google Play.

Procedurally, Compound Banc App users download the application and simply link their bank account to the Compound Banc App. If engaging in the round-up feature, they connect their debit card or credit card to the Compound Banc App. Every time the user shops or completes any checking account transaction, the Compound Banc App automatically rounds up their purchase to the next dollar, tracks the spare change and then permits the user to use it to invest in the Compound Bonds. The user’s bank accounts are monitored and the money is transferred via ACH once the round up amounts reach $10.00. Users can also make one time or recurring purchases of Compound Bonds.

Compound Banc Websites

By accessing our Compound Banc Website at www.compoundbanc.com, investors in our Compound Bonds can create a username and password and indicate agreement to our terms and conditions and privacy policy.

The Compound Banc Website offers users the following features:

●	Compound Bonds available for purchase online directly from us. Users may purchase Compound Bonds directly from us through the Compound Banc Website;

●	No purchase fees charged. We will not charge users any commission or fees to purchase Compound Bonds through the Compound Banc Website. However, other financial intermediaries, if engaged, may charge users commissions or fees;

●	Invest as little as $10. Users will be able to build ownership in Compound Bonds over time by making purchases as low as $10;

●	Flexible, secure payment options. Users may purchase Compound Bonds electronically or by wire transfer, and we will provide funding instructions; and

●	Manage your portfolio online. Users can view their bond purchases, redemptions, interest payments and other transaction history online, as well as receive tax information and other reports.

Following your initial purchase of Compound Bonds, you can elect to participate in our auto-invest program, or the “Auto-Invest Program,” on the Compound Banc Websites and App. This program allows users to automatically invest in additional Compound Bonds on a reoccurring basis (e.g., daily, bi-weekly or monthly) subject to an amount and investment parameters that users may designate.

Marketing

Our Bonds will be marketed through our website, on-line information sources, social networks, institutional (Colleges and universities, charities, trade associations and employers) and other marketing partner sources of introduction and referral.

Operations – Administrative Services Agreement with Compound Administrative Services LLC

On March 17, 2022, we entered into an Administrative Services Agreement (the “Administrative Services Agreement”) with Compound Administrative Services, an affiliate. Compound Administrative Services was established on March 15, 2022 as a cost-sharing effort to utilize personnel more efficiently throughout the Compound Banc group of companies. As a result, our executive officers and the other personnel which provide services to us are all employed by Compound Administrative Services.

Under the terms of the Administrative Services Agreement, Compound Administrative Services agreed to provide to the Company certain administrative services, administrative services, personnel and office facilities, including all equipment and supplies, that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Compound Administrative Services.

Pursuant to the Administrative Services Agreement, the Company agreed to reimburse Compound Administrative Services for the costs incurred by Compound Administrative Services in paying for the staff and office expenses for the Company under the Administrative Services Agreement. There is no interest rate or maturity associated with the obligations to reimburse Compound Administrative Services under the Administrative Services Agreement. The reimbursement amounts payable to Compound Administrative Services by the Company will accrue until the Company can make reimbursement payments to Compound Administrative Services from the proceeds of this offering allocated to working capital and distributions from Compound Lending, the Company’s operating subsidiary (generated from the income from the operations from Compound Lending), which reimbursement payments will be made in advance on a monthly basis.

The reimbursement amount under the Administrative Services Agreement, will be equal to the costs incurred by Compound Administrative Services in paying for the staff and office expenses under the Administrative Services Agreement for the Company and will consist of both a to-be-determined portion of the annual salaries and employee benefits of our executive officers and the other personnel employed by Compound Administrative Services based upon the amount of time they devote to us, as well as a pro-rata allocation of office expenses. We have not yet determined the amount of this monthly reimbursement amount as it will be based on the costs incurred by Compound Administrative Services in paying for the staff and office expenses for the Company under the Administrative Services Agreement and as Compound Administrative Services has not yet determined salary payment amounts or the benefits it will provide to our executive officers and the other personnel employed by Compound Administrative Services.

There will be no fees under the Administrative Services Agreement.

Pursuant to the Administrative Services Agreement, Compound Administrative Services also agreed to certain indemnification provisions, whereby Compound Administrative Services agreed to indemnify, defend, and hold harmless our Company, including its stockholders, officers, directors, and other agents against claims, liabilities, and expenses of whatever kind, including reasonable attorneys’ fees, which arise out of or are related Compound Administrative Services’ services to the Company pursuant to the Administrative Services Agreement.

The term of the Administrative Services Agreement will continue until it is terminated. The Administrative Services Agreement can be terminated at any time upon 30 days’ prior written notice from one party to the other.

For additional information, please see the Administrative Services Agreement, which is filed as exhibit 6.1 to the offering statement of which this offering circular forms a part.

Employees

We do not have any full-time employees. We are dependent upon the services provided under the Administrative Services Agreement with Compound Administrative Services for our operations.

Legal Proceedings

From time to time, we may become party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. We are not currently a party, as plaintiff or defendant, nor are we aware of any threatened or pending legal proceedings, that we believe to be material or which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition or results of operation if determined adversely to us.

Executive Offices

Compound Administrative Services provides office space to us under the terms of the Administrative Services Agreement described above. As described in the Administrative Services Agreement, we will reimburse Compound Administrative Services a to-be-determined portion of the total office expenses associated with this office space. This amount has not been determined as of the date of this offering circular.

Competition

We compete with other companies that lend to the sub-prime mortgage industry. These companies include other sub-prime mortgage lenders. We seek to, but may not be able to effectively compete with, such competitors.

We believe we benefit from the following competitive strengths:

We are part of the Compound Banc Community. The Compound Banc App and websites (the “Compound Banc Fintech Platform”) are targeted primarily to the millennials who are part of the fastest growing segment of our population. We believe that they have a basic distrust of traditional banking institutions, yet they have a need to accumulate assets for retirement or otherwise. The Compound Banc Fintech Platform provides for a savings and investing alternative for the millennials. We believe Compound Banc provides consumers a better alternative to their low interest accounts.

We focus on an underserved banking sector. Due to higher costs, we believe that banks cannot profitably serve the sub-prime mortgage industry. We believe that this area is one of our competitive strengths because we believe that there are not many lenders who are servicing these borrowers which leaves more room for the Company to pursue opportunities in this sector. Additionally, we believe that this area is one of our competitive strengths because many other lenders are not interested in loans to sub-prime developers who seek to finance their real estate to provide funds for short term development of their properties. However, despite our intentions, we may never be profitable in this sector.

No Public Market

Although under Regulation A the Compound Bonds are not restricted, Compound Bonds are still highly illiquid securities. No public market has developed nor is expected to develop for Compound Bonds, and we do not intend to list Compound Bonds on a national securities exchange or interdealer quotational system. You should be prepared to hold your Compound Bonds as Compound Bonds are expected to be highly illiquid investments.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes to those statements that are included elsewhere in this offering circular. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this offering circular. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements. Our future operating results, however, are impossible to predict and no guaranty or warranty is to be inferred from those forward-looking statements.

Formation

We were incorporated under the laws of the State of Delaware on November 2, 2021 initially by Impactology Financial Corporation (“IFC”). On November 4, 2021, we issued 10,001 shares of our common stock to IFC in exchange for $50,100. On March 11, 2022, the Company effected a reverse stock split, reducing the Company’s 10,000,000 authorized shares of common stock to 5,000 shares of common stock. As a result, the 10,001 shares owned by IFC converted to 5 shares of common stock, representing all of the outstanding shares of common stock of the Company. Subsequently, on March 17, 2022, IFC transferred all of its 5 shares of the Company’s common stock to CBH, which became the new parent of the Company. CBH is the sole stockholder of the Company’s common stock, and was formed by the same individuals behind IFC, which is now non-operational. The purpose of establishing CBH was a re-branding effort.

Results of Operations

From November 2, 2021 (our inception) through March 16, 2022 and through and December 31, 2021, we have generated no revenues, and have incurred $29,746 and $26,298 in operating expenses, respectively. These operating expenses were primarily comprised of legal and other professional expenses incurred in connection with organizational matters, including this offering. As a result, we incurred a net loss of $29,746 from November 2, 2021 (our inception) through March 16, 2022, and a net loss of $26,298 from November 2, 2021 (our inception) through December 31, 2021.

Plan of Operations

We are a newly organized company and since inception have worked on organizational and development matters. In November 2021, CBH purchased $50,100 worth of our common stock, which has allowed us to pay our operating expenses. We have not generated any revenues and we are dependent on the proceeds from this offering and advances from CBH to provide funds to implement our business model.

Upon qualification of this Offering, we will be accruing the reimbursement amount due to Compound Administrative Services under the Administrative Services Agreement until the Company can make reimbursement payments to Compound Administrative Services from the proceeds of this offering allocated to working capital and distributions from Compound Lending, LLC, the Company’s operating subsidiary (generated from the income from the operations from Compound Lending), which reimbursement payments will be made in advance on a monthly basis.

General

For the twelve months following the commencement of the offering, we will seek to sell our Compound Bonds and invest the proceeds in sub-prime real estate loans and other permissible activities in accordance with our business model. These loans are targeted towards underserved populations to help grow and empower communities via capital investments in real estate. Compound Banc helps empower Compound Bond holders by helping them build wealth with attractive returns, and also helps empower underserved borrowers who have been unable to access capital to support their communities due to a lack of resources to deal with traditional financial institutions.

In order to operate our Company for 12 months, we estimate that $3,000,000 in funds will be required. The source of such funds is anticipated to be up to 4% of the net proceeds from our sales of Compound Bonds in this offering and the remaining amount is expected to come from distributions from Compound Lending, the Company’s operating subsidiary (generated from the income from the operations from Compound Lending). If we fail to generate at least $25,000,000 from our sales of Compound Bonds, we may not be able to fully carry out our plan of operations.

We believe the proceeds from our sales of our Compound Bonds together with distributions from Compound Lending, LLC, the Company’s operating subsidiary (generated from the income from the operations from Compound Lending) will allow us to operate for twelve months should such amounts equal $3,000,000 or more. However, the extent of our operations will be less depending on the amount of proceeds received and the results of operations of our operating subsidiary.

We plan to start acquiring mortgages from sub-prime real estate borrowers and other liens on and interests in real estate (Qualified Interests), and real estate-type interests in accordance with our business model as we receive funds from selling the Compound Bonds in this offering through the efforts of the principals of the Company and through a network of referral sources including mortgage brokers, professional and business advisers, commercial banks and Chambers of Commerce and other business and trade organizations. The Company currently does not have any contracts with third parties related to the services it intends to provide.

Specific Plan of Operations and Milestones

Our plan of operations over the next 12-month period is as follows, assuming the sale of 25%, 50%, 75% and 100% of Compound Bonds in this offering for cash:

	If 25% of Compound Bonds Sold for Cash	If 50% of Compound Bonds Sold for Cash	If 75% of Compound Bonds Sold for Cash	If 100% of Compound Bonds Sold for Cash
Net Proceeds (1)	$18,687,500	$37,275,000	$55,975,000	$74,675,000

Acquisition of Mortgages and Other Liens on and Interests in Real Estate (Qualified Interests)	$10,651,875	$21,246,750	$31,905,750	$42,564,750
Acquisition of Real Estate-Type Interests	$7,101,250	$14,164,500	$21,270,500	$28,376,500

Working Capital and General Corporate Purposes (2)	$934,375	$1,863,750	$2,798,750	$3,733,750
Total Use of Net Proceeds (1)	$18,687,500	$37,275,000	$55,975,000	$74,675,000

(1)	Net proceeds reflects the deduction of offering expenses of this offering from gross proceeds. See “Use of Proceeds” for further details on our estimated offering expenses in this offering.
(2)	The amount for working capital and general corporate purposes is calculated as 5% of the net proceeds of this offering and includes the accrual for the reimbursement amounts due under the Administrative Services Agreement. Additionally, this amount is intended to be allocated as follows: 90% of such amount shall be allocated to working capital, which includes the accrual amounts for the reimbursements due under the Administrative Services Agreement and 10% shall be allocated to general corporate purposes. The accrual for the reimbursement amounts due under the Administrative Services Agreement is based on allocation of employee time spent in connection with the Company, and will be paid out of working capital and distributions from Compound Lending, the Company’s operating subsidiary (generated from the income from the operations from Compound Lending).

During the next 12 months, we intend to, among other things, have the offering statement qualified and start receiving net proceeds from this offering and pay the expenses of this offering with the net proceeds of this offering.

For the next 12 months, we plan to:

Acquisition of Mortgages and Other Liens on and Interests in Real Estate (Qualified Interests)

We plan to acquire mortgages from sub-prime real estate borrowers and other liens on and interests in real estate (Qualified Interests). The expense of doing so will range from $1,000,000 to $1,500,000, depending upon the success of the offering. If 25% of Compound Bonds are sold for net proceeds of $18,687,500 during this time period, we intend to acquire mortgages in the amount of $10,651,875 from sub-prime real estate borrowers and other liens on and interests in real estate (Qualified Interests). If 50% of Compound Bonds are sold for net proceeds of $37,275,000 we intend to acquire mortgages in the amount of $ 21,246,750 from sub-prime real estate borrowers and other liens on and interests in real estate (Qualified Interests). If 75% of Compound Bonds are sold for net proceeds of $55,975,000 we intend to acquire mortgages in the amount of $ 31,905,750 from sub-prime real estate borrowers and other liens on and interests in real estate (Qualified Interests). Finally, if 100% of Compound Bonds are sold for net proceeds of $74,675,000 we intend to acquire mortgages in the amount of $ 42,564,750 from sub-prime real estate borrowers and other liens on and interests in real estate (Qualified Interests). Additionally, the kinds of Qualified Interests we intend to acquire include direct holdings of 1 to 2 year term first and second position mortgages that are fully secured by real property. It is anticipated that these loans will be principally to (i) developers for the purpose of purchase and redevelopment of residential properties for resale, leasing, or other business use, (ii) to residential real estate buyers who do not qualify for traditional bank or government sponsored mortgage programs, and (iii) to developers and operators of gas stations and convenience stores, primarily in rural areas of the United States. In addition, the Company may, but has not yet committed to, invest in the following Qualified Interests: interests in whole pool mortgage-backed securities (MBS) and debt obligations secured by a pool of whole mortgage loans.

We want to invest in underserved and underbanked communities who do not have the resources to interact with legacy institutions. These communities have typically been overlooked by banks and other financial institutions. We want to support communities through capital injections secured by real estate.

Acquisition of Real Estate-Type Interests

We also intend to acquire real estate-type interests, and the expense of doing so will range from $200,000 to $400,000, depending upon the success of the offering. If 25% of Compound Bonds are sold for net proceeds of $18,687,500 during this time period, we intend to acquire real estate-type interests in the amount of $7,101,250. If 50% of Compound Bonds are sold for net proceeds of $37,275,000 we intend to acquire real estate-type interests in the amount of $14,164,500. If 75% of Compound Bonds are sold for net proceeds of $55,975,000 we intend to acquire real estate-type interests in the amount of $21,270,500. Finally, if 100% of Compound Bonds are sold for net proceeds of $74,675,000 we intend to acquire real estate-type interests in the amount of $28,376,500. The kinds of real-estate type interests that we intend to acquire include direct holdings of 1 to 2 year term first and second position mortgages in which less than 100%, but at least 55% of the fair market value of the loan is secured by real property. It is anticipated that these loans will principally be made to the same categories of businesses and individuals as described under Qualified Interests above, and we also intend that these loans will be made to underserved and underbanked communities who do not have the resources to interact with legacy institutions.

Milestones

Our anticipated timeline for reaching the significant milestones in our plan of operations and the costs associated with our plan are set forth below:

First 8 Months after Qualification of this Offering Statement

●	We expect to sell $30,000,000 of Compound Bonds.

●	We anticipate that as part of our selling and marketing efforts to sell the Compound Bonds, we plan to meet with groups whose members may be potential purchasers of our Compound Bonds and we estimate the costs of this to be $20,000.

●	We anticipate and intend to acquire mortgages from sub-prime real estate borrowers and other liens on and interests in real estate (Qualified Interests), and we estimate the costs of this to be $195,000.

●	We anticipate and intend to acquire real estate-type interests and we estimate the costs of this to be $45,000.

Next 4 Months (12 months) after Qualification this Offering Statement

●	We expect to sell another $30,000,000 of Compound Bonds.

●	We anticipate that as part of our selling and marketing efforts to sell the Compound Bonds, we plan to meet with groups whose members may be potential purchasers of our Compound Bonds and we estimate the costs of this to be $20,000.

●	We anticipate and intend to acquire mortgages from sub-prime real estate borrowers and other liens on and interests in real estate (Qualified Interests), and we estimate the costs of this to be $195,000.

●	We anticipate and intend to acquire real estate-type interests and we estimate the costs of this to be $45,000.

Next 6 Months (18 months) after Qualification this Offering Statement

●	We expect to sell $14,800,000 of Compound Bonds.

●	We anticipate that as part of our selling and marketing efforts to sell the Compound Bonds, we plan to meet with groups whose members may be potential purchasers of our Compound Bonds and we estimate the costs of this to be $20,000.

●	We anticipate and intend to acquire mortgages from sub-prime real estate borrowers and other liens on and interests in real estate (Qualified Interests), and we estimate the costs of this to be $96,200.

●	We anticipate and intend to acquire real estate-type interests and we estimate the costs of this to be $22,200.

Liquidity and Capital Resources

At March 16, 2022, we had cash on hand of $20,642. We do not have any external sources of capital and are dependent upon advances from CBH to provide funds for our operations until we begin receiving proceeds from the sale of Compound Bonds in this offering. CBH, however, is under no obligation to advance us any funds.

In November of 2021, CBH purchased 5 shares of common stock, par value $0.0001 per share, of the Company for $50,100.

Going Concern

The Company’s consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has not yet generated any revenue and has no operating history. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from November 24, 2021.

We are dependent on advances from CBH and proceeds from this offering to provide capital for our operations. CBH is not obligated to provide advances to us and we cannot assure you that we will be successful in raising proceeds in this offering. The consolidated financial statements do not include adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Contingent Liabilities

We may be subject to lawsuits, investigations and claims (some of which may involve substantial dollar amounts) that can arise out of our normal business operations. We would continually assess the likelihood of any adverse judgments or outcomes to our contingencies, as well as potential amounts or ranges of probable losses, and recognize a liability, if any, for these contingencies based on a thorough analysis of each matter with the assistance of outside legal counsel and, if applicable, other experts. Because most contingencies are resolved over long periods of time, liabilities may change in the future due to new developments (including new discovery of facts, changes in legislation and outcomes of similar cases through the judicial system), changes in assumptions or changes in our settlement strategy. There were no contingent liabilities as of September 9, 2022.

Income Taxes

Compound Bonds will receive interest income. At the end of the calendar year, investors with over $10 of realized interest will receive a form 1099-INT. These will need to be filed in accordance with the United States Tax Code. Investor’s tax situations will likely vary greatly and all tax and accounting questions should be directed towards a certified public accountant.

As of September 9, 2022, we had no federal and state income tax expense.

Significant Accounting Policies

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or “GAAP.” The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reported period. In accordance with GAAP, we base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Our significant accounting policies are fully described in Note 3 to our financial statements appearing elsewhere in this offering circular, and we believe those accounting policies are critical to the process of making significant judgments and estimates in the preparation of our financial statements.

MANAGEMENT

Directors and Executive Officers

The following table provides information on our current executive officers and directors:

Name	Age	Positions
Inderjit Tuli	77	President, Chief Executive Officer and Director
Harminder Singh Burmi	51	Senior Vice President, Chief Financial Officer and Director

Inderjit Tuli has served as our Chief Executive Officer and a member of our Board of Directors since our inception on November 2, 2021, and as our President since March 11, 2022. Since March 17, 2022 she also has served as the Chief Executive Officer of our parent company, Compound Banc Real Estate Holdings, Inc. where she engages in defining long term strategy, product development and implementing the company vision. She also serves as the Chief Executive Officer of our subsidiary, Compound Administrative Services LLC since March 15, 2022. Additionally, she serves as the Chief Executive Officer of Compound Lending LLC since March 16, 2022. Inderjit Tuli is the founder and CEO of Junzi Capital Group, a Canadian Financial Service solutions company, where she has served since 2018.

Harminder (“Michael”) Singh Burmi has served as our Senior Vice President, Chief Financial Officer and a member of our Board of Directors since inception on November 2, 2021. He also serves Chief Financial Officer & Senior Vice president of Compound Banc Real Estate Holdings, Inc., positions he has held since March 17, 2022. He also serves as Chief Financial Officer of Compound Administrative Services LLC, where he has served in these positions since March 15, 2022. Additionally, he has served as the Chief Financial Officer of Compound Lending since March 16, 2022. He currently holds a position as Senior Executive Vice President and Co-Owner of a Circuit Tech, Inc., a Canadian technology base company and a board member & director of a Canadian public listed company on TSX Venture exchange Laurion Mineral Exploration Inc. (LME) Mr. Burmi is an entrepreneur with 25 years’ experience building and managing high-end technology organizations, coupled with extensive expertise in running a high-revenue, high-growth engineering/manufacturing business. Over the course of his career, he has worked with several global organizations leading to acquisitions and mergers, allowing these companies to redefine business strategies to capture market share.

The term of office of each director is until the next annual election of directors and until a successor is elected and qualified or until the director’s earlier death, resignation or removal. Officers are appointed by the Board of Directors and serve at the discretion of the Board.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Our directors and executive officers will not be separately compensated by us. As described earlier in this offering statement under “Management – Administrative Services Agreement with Compound Administrative Services,” Under the terms of the Administrative Services Agreement, Compound Administrative Services agreed to provide to the Company certain administrative services, personnel and office facilities, including all equipment and supplies, that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Compound Administrative Services. Pursuant to the Administrative Services Agreement, the Company agreed to reimburse Compound Administrative Services for the costs incurred by Compound Administrative Services in paying for the staff and office expenses for the Company under the Administrative Services Agreement. There is no interest rate or maturity associated with the obligations to reimburse Compound Administrative Services under the Administrative Services Agreement. The reimbursement amounts payable to Compound Administrative Services by the Company will accrue until the Company can make reimbursement payments to Compound Administrative Services from the proceeds of this offering allocated to working capital and distributions from Compound Lending, the Company’s operating subsidiary (generated from the income from the operations from Compound Lending), which reimbursement payments will be made in advance on a monthly basis. The reimbursement amount under the Administrative Services Agreement, will be equal to the costs incurred by Compound Administrative Services in paying for the staff and office expenses under the Administrative Services Agreement for the Company and will consist of both a to-be-determined portion of the annual salaries and employee benefits of our executive officers and the other personnel employed by Compound Administrative Services based upon the amount of time they devote to us, as well as a pro-rata allocation of office expenses. We have not yet determined the amount of this monthly reimbursement amount as it will be based on the costs incurred by Compound Administrative Services in paying for the staff and office expenses for the Company under the Administrative Services Agreement and as Compound Administrative Services has not yet determined salary payment amounts or the benefits it’ll provide to our executive officers and the other personnel employed by Compound Administrative Services. Our directors will not receive additional compensation for their Board services. We do not expect that this management sharing arrangement will change in the foreseeable future.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

On March 17, 2022, we entered into an Administrative Services Agreement (the “Administrative Services Agreement”) with Compound Administrative Services, an affiliate. The terms of the Administrative Services Agreement with Compound Administrative Services were not negotiated on an arms-length basis and the amounts to be reimbursed thereunder will be equal to the costs incurred by Compound Administrative Services in paying for the staff and office expenses for the Company under the Administrative Services Agreement. The terms of the Administrative Services Agreement are described in this offering circular under the section entitled “Our Business - Operations – Administrative Services Agreement with Compound Administrative Services”.

On November 4, 2021, we issued 10,001 shares of our common stock to IFC, our previous parent company, in exchange for $50,100. On March 11, 2022, the Company effected a reverse stock split, reducing the Company’s 10,000,000 authorized shares of common stock to 5,000 shares of common stock. As a result, the 10,001 shares owned by IFC converted to 5 shares of common stock, representing all of the outstanding shares of common stock of the Company. Subsequently, on March 17, 2022, IFC transferred all of its 5 shares of the Company’s common stock to CBH, which became the new parent of the Company. CBH is the sole stockholder of the Company’s common stock, and was formed by the same individuals behind IFC, which is now non-operational. The purpose of establishing CBH was a re-branding effort. CBH is the sole stockholder of the Company’s common stock.

On March 17, 2022, we entered into a verbal agreement (not a written agreement) with CBH to pay a license fee to CBH in the amount of 2% of the value of the total Compound Bonds sold on the Compound Banc Fintech Platform each year. The license fees paid by us to CBH are not used to offset the reimbursements under the Administrative Services Agreement. There are no other terms to such verbal agreement. In light of the fact that our agreement with CBH is a verbal contract (rather than a written contract), we and CBH are exposed to the following risks:

●	the risk that we and CBH misunderstood an important term or terms of the contract, such as how much was to be paid or what services were to be performed;

●	the risk that we and CBH will have a dispute regarding what was agreed to because we and CBH are only relying on memory; and

●	the risk that a court will not enforce the contract because we and CBH may not be able to prove the existence of the contract or its terms.

If a dispute arises under our verbal agreement with CBH and a court is not willing to enforce the terms of such verbal agreement in our favor, this outcome could adversely affect our business, results of operations, financial condition, and future growth.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

At September 9, 2022, the Company had 5 shares of our common stock issued and outstanding, all of which were held by CBH. The following table sets out, September 9, 2022, the voting securities of CBH that are owned by CBH’s executive officers, directors, and other persons holding more than 10% of any class of CBH’s voting securities or having the right to acquire those securities. Unless specified below, the business address of each of CBH’s stockholders is c/o 1185 Avenue of the Americas, 3rd floor, New York, NY 10036. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of CBH’s common stock owned by them, except to the extent that power may be shared with a spouse.

Name and Address of Beneficial Owner	Title of class	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class (1)
Inderjit Tuli	Common Stock	5	0	100%
Harminder Singh Burmi	Common Stock	0		0%
All CBH officers and directors as a group (2 persons)	Common Stock	5	0	100%

(1)	Based on 5 shares of common stock of CBH issued and outstanding as of September 9, 2022.

SECURITIES BEING OFFERED

Compound Bonds

General. We may offer Compound Bonds, with a total value of up to $75 million on a continuous basis, under this offering circular. The Compound Bonds will be offered in increments of $10.00. We will not issue more than $75 million of Compound Bonds pursuant to this offering circular in any 12-month period.

Maturity. The Compound Bonds have no maturity date.

Interest. Compound interest shall accrue on the Outstanding Principal Balance at the fixed interest rate of 7% per annum from the date that the purchase funds have cleared. Interest shall be computed on the basis of a year consisting of 360 days, with interest credited daily to the payee’s account consisting of the same daily amount regardless of the actual number of days in such month. Upon credit of the interest to payee’s account, the interest shall be deemed paid in full. For clarification purposes, we will pay interest on interest (compounded interest) and credit such interest to bondholders’ Compound Banc accounts.

Repayment on Demand of Holder. Except as otherwise provided in this offering circular, the Compound Bonds are subject to repayment at the demand of bond holders at any time. The bond holder has the right to cause the Company to repay the bond upon five (5) days’ notice and the outstanding principal balance together with the interest earned through the repurchase date will be credited to the bondholder’s account within five (5) business days; provided, however, if the bond holder requests a repayment of Compound Bonds in the aggregate principal amount greater than $50,000, the Company may make such repayment to such bond holder within thirty (30) days of the request for such repayment.

Redemption by Company. Each Compound Bond is redeemable by us at any time at par value plus any accrued but unpaid interest up to but not including the date of redemption. The Compound Bonds are redeemable upon five (5) days’ notice by the Company to the bond holder and the outstanding principal balance together with the interest will be credited to the bond holder’s account within five (5) business days following the redemption date.

Security; Ranking; Sinking Fund. The Compound Bonds will be general unsecured obligations, and will rank equally with all of our other unsecured debt unless such debt is senior to or subordinate to the Compound Bonds by their terms. We may issue secured debt in our sole discretion without notice to or consent from the holders of Compound Bonds. There is no sinking fund.

Fees. Compound Bond investors that purchase our Compound Bonds are not charged a servicing fee for their investment. Investors may be charged a transaction fee if your method of payment requires us to incur an expense. The transaction fee will be equal to the amount that the Company will be charged by the payment processor. Other financial intermediaries, however, if engaged by you, may charge you commissions or fees.

Form and Custody. Compound Bonds will be issued by computer-generated program on our website and electronically signed by us in favor of the investor. The Compound Bonds will be stored by us and will remain in our custody for ease of administration with a copy available in investor’s Bond account.

Transfer. The Compound Bonds are transferable free of charge.

Conversion or Exchange Rights. The Compound Bonds are not convertible or exchangeable into any other securities.

Events of Default. The following will be events of default under the Compound Bonds:

●	if we fail to pay interest when due and our failure continues for 90 days;

●	if we fail to pay the principal, or premium, if any, when due whether by demand of a bond holder or by our redemption; and

●	if we cease operations, file, or have an involuntary case filed against us, for bankruptcy, are insolvent or make a general assignment in favor of our creditors.

The occurrence of an event of default of Compound Bonds may constitute an event of default under any bank credit agreements we may have in existence from time to time. In addition, the occurrence of certain events of default may constitute an event of default under certain of our other indebtedness outstanding from time to time.

No Personal Liability of Directors, Officers, Employees and Stockholders. No incorporator, stockholder, employee, agent, officer, director, affiliate or subsidiary of ours will have any liability for any obligations of ours due to the issuance of any Compound Bonds.

Assets and Income from Operating Subsidiary. As Compound Lending is a wholly owned subsidiary of the Company, we expect that the loans and other assets of Compound Lending, and the returns from the operations of such loans and assets, will generally remain available to support and fund the payment obligations of the Company with respect to the Compound Bonds. While there is no formal security agreement in place with respect to these loans and other assets within Compound Lending (and while any current and future creditors of Compound Lending may also have recourse to the assets of the entity), as the Company is the sole member of Compound Lending we expect that the Company will retain the right at any time to cause the distribution of available funds from Compound Lending up to the Company so that the Company may meet such payment obligations.

Governing Law.

Compound Bonds and the Compound Bond Investor Agreement will be governed and construed in accordance with the laws of the State of Delaware.

Arbitration.

Pursuant to the terms of the Compound Bond Investor Agreement, the holders of Compound Bonds and the Company will agree to (i) resolve disputes of the holders of Compound Bonds through binding arbitration, instead of through courts of general jurisdiction or through a class action and (ii) waive the right to a trial by jury and to participate in any class action.

Pursuant to the terms of the Compound Bond Investor Agreement, if a holder of Compound Bonds does not agree to the terms of the arbitration provision, the holder of Compound Bonds may opt-out of the arbitration provision by sending an arbitration opt-out notice to the Company within thirty (30) days of the holder’s first electronic acceptance of the Compound Bond Investor Agreement. If the opt-out notice is not received within thirty (30) days, the holder of Compound Bonds will be deemed to have accepted all terms of the arbitration provision, including the class action and jury waiver. If the investor opts out of the arbitration provision, the investor has also opted out of the jury trial and class action waivers.

As arbitration provisions in commercial agreements have generally been respected by federal courts and state courts of Delaware, we believe that the arbitration provision in the Compound Bond Investor Agreement is enforceable under federal law and the laws of the State of Delaware. Although holders of Compound Bonds will be subject to the arbitration provisions of the Compound Bond Investor Agreement, the arbitration provisions do not preclude holders of Compound Bonds from pursuing claims under the Exchange Act and Securities Act in federal courts. THE ARBITRATION PROVISION OF THE COMPOUND BOND INVESTOR AGREEMENT IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF COMPOUND BONDS OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE ARBITRATION PROVISION OF THE COMPOUND BOND INVESTOR AGREEMENT DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

Jury Trial and Class Action Waivers.

The Compound Bond Investor Agreement provides that, to the extent permitted by law, each party to the Compound Bond Investor Agreement waives the right to a jury trial or class action of any claim they may have against us arising out of or relating to our Compound Bonds or the Compound Bond Investor Agreement. If we were to oppose a jury trial or class action demand based on such waiver, the court would determine whether the waiver was enforceable based upon the facts and circumstances of that case in accordance with applicable state and federal law, including whether a party knowingly, intelligently and voluntarily waived the right to a jury trial or class action. The bondholders of Compound Bonds will be subject to these provisions of the Compound Bond Investor Agreement to the extent permitted by applicable law. THE WAIVER OF THE RIGHT TO A JURY TRIAL AND CLASS ACTION CONTAINED IN THE COMPOUND BOND INVESTOR AGREEMENT IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF COMPOUND BONDS OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE JURY WAIVER AND CLASS ACTION WAIVER PROVISIONS OF THE COMPOUND BOND INVESTOR AGREEMENT DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT. If the investor opts out of the arbitration provision, the investor has also opted out of the jury trial and class action waivers.

The form of Compound Bond is filed as an exhibit to the offering statement of which this offering circular forms a part. See “Where You Can Obtain More Information”.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the SEC. We will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months ended June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 stockholders of record and have filed at least one Form 1-K.

At least every 12 months, we will file a post-qualification amendment to the offering statement of which this offering circular forms a part, to include the company’s recent financial statements.

We may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

Compound Real Estate Bonds, Inc.

Audited Consolidated Financial Statements &

Independent Auditor’s Report

For the Period November 2, 2021 (Inception) through March 16, 2022, and December 31, 2021

Compound Real Estate Bonds, Inc.

INDEPENDENT AUDITOR’S REPORT

To the Shareholder

of Compound Real Estate Bonds, Inc.

Opinion

We have audited the accompanying consolidated financial statements of Compound Real Estate Bonds, Inc. and Subsidiary (“CBI” or “the Company”), a Delaware corporation, which comprise the consolidated balance sheets as of March 16, 2022 and December 31, 2021, and the related consolidated statement of operations and changes in shareholder’s equity, and of cash flows for the period November 2, 2021 (“Inception”) to March 16, 2022 and December 31, 2021, and the related notes to the consolidated financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of March 16, 2022, and December 31, 2021, and the consolidated results of its operations and its cash flows from Inception through March 16, 2022 and December 31, 2021, in accordance with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Entity’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has not commenced generating revenues and will require additional financing to sustain operations and initiate the generation of revenues, which raises substantial doubt about its ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of CBI and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about CBI ’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of CBI ’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about CBI ’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Integritat Audit, Accounting & Advisory, LLC

Boca Raton, FL USA

September 7, 2022

Compound Real Estate Bonds, Inc.

Consolidated Balance Sheet

As of

	March 16, 2022	December 31, 2021
ASSETS
Assets
Cash	$20,642	$24,090
TOTAL ASSETS	$20,642	$24,090

LIABILITIES AND SHAREHOLDER’S EQUITY

Liabilities
Accounts Payable	$288	$288
Total liabilities	$288	$288

Shareholder’s equity

Common Stock, par value $0.0001, 5,000 shares authorized, and 5 shares issued and outstanding. See Note 8 for information on reverse stock split.	$1	$1
Additional paid in capital	50,099	50,099
Accumulated deficit	(29,746)	(26,298)
Total shareholder’s equity	$20,354	$23,802

TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY	$20,642	$24,090

The accompanying notes are an integral part of these consolidated financial statements.

Compound Real Estate Bonds, Inc.

Consolidated Statement of Operations

For the Period from November 2, 2021 (Inception) through

	March 16, 2022	December 31, 2021
Operating Expenses
Legal	$23,000	$23,000
Other professional	4,138	3,000
Other general and administrative	2,608	298
Total Operating Expenses	$29,746	$26,298

Total Other Income	$-	$-

Loss Before Income Taxes	$(29,746)	$(26,298)

Less Provision for Income Taxes	$-	$-

Net Loss	$(29,746)	$(26,298)

Basic and Dilutive Net Loss Per Share	$(7,272.86)	$(6,429.83)
Basic and Dilutive - Weighted average number of common shares outstanding	4.09	4.09

The accompanying notes are an integral part of these consolidated financial statements.

Compound Real Estate Bonds, Inc.

Consolidated Statement of Changes in Shareholder’s Equity

For the Periods

	Common	Common Stock, Par	Additional Paid	Accumulated
	Shares	$0.0001	in Capital	Deficit	Total
Balance at November 2, 2021 (Inception)	-	$-	$-	$-	$-

Share issuances:
Founding common shares issued for cash - parent company	5	1	50,099	-	50,100
Net loss	-	-	-	(29,746)	(29,746)

Balance at March 16, 2022	5	$1	$50,099	$(29,746)	$20,354

Balance at November 2, 2021 (Inception)	-	$-	$-	$-	$-

Share issuances:
Founding common shares issued for cash - parent company	5	1	50,099	-	50,100
Net loss	-	-	-	(26,298)	(26,298)

Balance at December 31, 2021	5	$1	$50,099	$(26,298)	$23,802

The accompanying notes are an integral part of these consolidated financial statements.

Compound Real Estate Bonds, Inc.

Consolidated Statement of Cash Flows

For the Period November 2, 2021 (Inception) through

	March 16, 2022	December 31, 2021
Cash flows used in operating activities
Net loss	$(29,746)	$(26,298)

Adjustments to reconcile net loss to net cash used in operating activities:	$-	$-

Changes in assets and liabilities:
Increase (decrease) in liabilities:
Accounts payable	288	298
Net cash used in operating activities	$(29,458)	$(26,000)

Cash flows provided by (used in) investing activities	$-	$-

Cash flows provided by financing activities
Founding common shares issued to the parent company for cash	$50,100	$50,090
Net cash provided by financing activities	$50,100	$50,090

Net change in cash	20,642	24,090

Cash at beginning of period	-	-

Cash at end of period	$20,642	$24,090
Supplemental disclosure of cash flow information:
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

Supplemental disclosure of non-cash investing and financing activities:	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

Impact Bonds, Inc., a Delaware corporation was founded on November 2, 2021. Its name was changed to Compound Real Estate Bonds, Inc. (“the Company” or “CBI”) on March 11, 2022. The Company is in the business of issuing debt bonds to raise capital to pool and invest in real estate loans and mortgages that will be issued by its wholly owned subsidiary Compound Lending, LLC (“CLL”) and has not begun to generate revenue. The Company formed, its subsidiary, CLL on March 16, 2022. CLL has not begun operations. The head office of the Company is located at 1185 Avenue of the Americas 3rd Floor, New York, NY 10036, United States.

The Company’s fiscal year-end is December 31st.

NOTE 2. GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has not yet generated revenues and has no operating history. These conditions raise substantial doubt about its ability to continue as a going concern for a period of twelve months from the issuance date of this report. From inception to the period ended March 16, 2022 and December 31, 2021, the Company incurred losses of $29,746 and $26,298, respectively. However, the Company is in the process of filing a Form 1-A, Regulation A Offering Statement which allows it to raise capital of up to $75 million from the issuance of bonds to the public.

No assurances can be given that the Company will achieve success, without seeking additional financing. There also can be no assurances that the Form 1-A will result in additional financing or that any additional financing required, can be obtained, or obtained on reasonable terms acceptable to the Company. These consolidated financial statements do not include adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America or (“U.S. GAAP”) as found in the Accounting Standards Codification (“ASC”), the Accounting Standards Update(“ASU”) of the Financial Accounting Standards Board (“FASB”) and are expressed in US Dollars. Significant accounting policies applicable to the Company are summarized as follows:

Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

For purposes of reporting within the statement of cash flows, the Company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid securities purchased with a maturity of 90 days or less to be cash and cash equivalents.

Related party disclosures

Under ASC 850 “Related Party Transactions” an entity or person is considered to be a “related party” if it has control, significant influence or is a key member of management personnel. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. The Company in accordance with the standard ASC 850 presents disclosures about related party transactions and outstanding balances with related parties, see Note 9.

Fair value of financial instruments

In accordance with ASC 820 ‘Fair Value Measurement” the Company categorizes financial instruments in a ‘fair value hierarchy’. The hierarchy categorizes the inputs used in valuation techniques into three levels. The hierarchy gives the highest priority to (unadjusted) quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The following are the three categories related to the fair value measurement of such assets or liabilities:

●	Level 1 inputs are quoted prices in active markets for identical assets or liabilities that the Company can access at the measurement date, it holds a position in a single asset or liability and the asset or liability is traded in an active market.

●	Level 2 inputs are inputs other than quoted market prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Inputs are derived principally from or corroborated by observable market data by correlation or other means (‘market-corroborated inputs’).

●	Level 3 inputs are unobservable for the asset or liability. An entity develops unobservable inputs using the best information available in the circumstances, which might include the entity’s own data, taking into account all information about market participant assumptions that is reasonably available.

The Company has no financial instruments requiring hierarchy classification and disclosure.

Income taxes

Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The deferred tax assets of the Company relate primarily to operating loss carryforwards for federal income tax purposes. A full valuation allowance for deferred tax assets has been provided because the Company believes it is not more likely than not that the deferred tax asset will be realized. Realization of deferred tax assets is dependent on the Company generating sufficient taxable income in future periods.

The Company periodically evaluates its tax positions to determine whether it is more likely than not that such positions would be sustained upon examination by a tax authority for all open tax years, as defined by the statute of limitations, based on their technical merits. As of March 16, 2022 and December 31, 2021, the Company has not established a liability for uncertain tax positions.

Share capital

In accordance with ASC 505 “Equity” the Company considers an equity instrument to be any contract that evidences a residual interest in the assets of an entity after deducting all its liabilities. The Company’s common shares are classified as equity instruments. Incremental costs directly attributable to the issuance of new shares are recognized in equity as a reduction from the gross proceeds received from the issued shares. Share capital is reported on the balance sheet and statement of changes in shareholder’s equity.

Principles of Consolidation

The consolidated financial statements present balances of the Company. Its wholly owned subsidiary CLL has not begun operations and has no values to report as part of the consolidation from inception to the period ended March 16, 2022. In accordance with ASC Topic 810 “Consolidation”, intercompany accounts and transactions would be eliminated in consolidation.

Basic and diluted earnings per share

Under ASC 260 “Earnings Per Share”, public companies shall present basic and diluted per-share amounts for income from continuing operations and for net income on the face of the income statement with equal prominence. The Company presents this information accordingly, because it is in the process of filing a Form 1-A, Regulation A Offering Statement, which allows it to raise capital of up to $75 million from the issuance of bonds to the public. Basic EPS shall be computed by dividing income available to common stockholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) during the period. Shares issued during the period and shares reacquired during the period shall be weighted for the portion of the period that they were outstanding. The computation of diluted EPS is similar to the computation of basic EPS except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. The Company had no dilutive instruments on March 16, 2022 or December 31, 2021, and therefore the basic and dilutive loss per share on the statement of operations are the same, at an amount of $7,272.86 and $6,429.83, respectively.

NOTE 4. RECENTLY ISSUED ACCOUNTING STANDARDS

In June 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments - Credit Losses (Topic 326), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions and reasonable and supportable forecasts. The standard also requires additional disclosures related to significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an entity’s portfolio. Operating lease receivables are excluded from the scope of this guidance. The amended guidance is effective for the Company for fiscal years, and interim periods within those years, beginning January 1, 2023. The Company is evaluating the impact of adopting this new accounting standard on the Company’s consolidated financial statements and related disclosures.

Accounting standards promulgated by the FASB are subject to change. Changes in such standards may have an impact on the Company’s future consolidated financial statements.

The Company periodically reviews new accounting standards that are issued. Although some of these accounting standards may be applicable to the Company, the Company has not identified any new standards that it believes merit further discussion, and the Company expects that none would have a significant impact on its consolidated financial statements.

NOTE 5. CONCENTRATIONS AND CREDIT RISK

Financial instruments, which potentially subject CBI to credit risk, consist principally of cash. Cash deposits are maintained with a financial institution in the USA that is credit worthy. CBI maintains all cash with a bank insured up to $250,000 by the Federal Deposit Insurance Corporation. CBI at inception adopted a policy to closely monitor economic and regulatory conditions as it relates to federally uninsured balances, to promptly mitigate risks. No deposits were held with a financial institution in excess of federally insured limits on March 16, 2022 or December 31, 2021, and during the reporting periods. Currently, CBI’s only source of capital to initiate and sustain operations came from its sole shareholder and parent company.

CBI has not generated revenues nor begun operations from inception to the period end March 16, 2022, and December 31. 2021. Nevertheless, the Company plans to file a Form 1-A, Regulation A Offering Statement with the SEC which will allow it to raise capital up to $75 million from the issuance of bonds to the public. It plans to use this capital to begin implementation of its business plan.

NOTE 6. INCOME TAXES

The Company’s tax expense differs from the “expected” tax expense for Federal income tax purposes (computed by applying the United States Federal tax rate of 21% to the carryover loss before taxes).

The tax effects of the temporary differences between reportable consolidated financial statement income and taxable income are recognized as deferred tax assets and liabilities.

The tax effect of significant components of the Company’s deferred tax assets and liabilities on March 16, 2022, and December 31, 2021, are estimated to be as follows:

Deferred tax asset	5,460
Valuation allowance	(5,460)
Net deferred tax asset	-

NOTE 7. COMMITMENTS AND CONTINGENCIES

Legal contingencies

From time to time, the Company may be a defendant in pending or threatened legal proceedings arising in the normal course of its business. Management is not aware of any pending, threatened or asserted claims.

NOTE 8. EQUITY – SHAREHOLDER’S EQUITY

At inception the Company had 10,000,000 common shares authorized with a par value of $0.0001.

On November 4, 2021, the founder of the Company, Impactology Financial Corporation (“IFC”), contributed $50,100 in cash for the initial issuance of 10,001 shares of common stock.

On March 11, 2022 the Company had a reverse stock split, converting its, 10,000,000 authorized common shares to 5,000 common shares and retained its par value at $0.0001. As a result, its 10,001 common shares issued and outstanding converted to 5 common shares issued and outstanding.

NOTE 9. RELATED PARTIES

The Company received capital contributions from IFC, its parent company and sole shareholder for the issuance of common shares, see Note 8.

CBI’s business location is an office leased by Compound Administrative Services LLC (“CAS”) a related party by common ownership. CAS permits the Company to use this office without charge. It was determined that the current use of the office located at 1185 Avenue of the Americas 3rd Floor, New York, NY 10036, United States has no material fair value, in consideration that CBI has no employees, operations or physical assets that occupy the premises and presently uses the location only as its business address.

The Company formed CLL on March 16, 2022. CLL plans to operate as a lender of residential and commercial mortgages, a role directly related to CBI’s business objectives as an investor in mortgage-backed securities.

NOTE 10. SUBSEQUENT EVENTS

The Company has evaluated the consolidated financial statements for subsequent events through September 7, 2022, the date these consolidated financial statements were available to be issued.

On March 17, 2022, IFC transferred all shares and control in CBI to Compound Financial Holdings, Inc, its new parent company. Also, on this date the previous director Ms. Sahibjeet Kaur resigned and appointed Ms. Inderjit Tuli as the new director.

On March 25, 2022, Compound Financial Holdings, Inc, the parent company and a Florida corporation, changed its name to Compound Banc Real Estate Holdings, Inc.

CBI is seeking to raise up to $75 million in capital from bond issuances to the public pursuant to Regulation A. On April 4, 2022 CBI filed an Offering Statement on Form 1-A with the SEC and is taking all actions necessary to proceed with the filing.

CLL has not begun operations to date.

The Center for Disease Control and Prevention (CDC) confirmed on January 21, 2020, the first case of the 2019 Novel Coronavirus (COVID-19). The ongoing spread of COVID-19 continues to threaten the global economy, financial markets, and public health. Pharmaceutical companies in collaboration with governments have developed and distributed vaccines with high efficacy rates, which have reduced the impact of the pandemic. Unfortunately, variants of the virus have developed, and the negative impacts of the pandemic have been prolonged, making global economic recovery slow though steady. The ultimate effects of COVID-19 on the Company, its ability to raise capital and potential future operations cannot be fully determined.

The consolidated financial statements do not include any adjustment that may result from these conditions.

Management is not aware of any other events that have occurred subsequent to the balance sheet date that would require adjustment to, or disclosure in the consolidated financial statements.

PART III - EXHIBITS

Index to Exhibits

Exhibit No.	Exhibit Description
2.1	Certificate of Incorporation.*
2.2	Certificate of Amendment to Certificate of Incorporation*
2.3	Bylaws*
3.1	Form of Compound Bond.*
4.1	Form of Compound Bond Investor Agreement (for cash).*
4.2	Form of Compound Bond Subscription Agreement (for Bond Rewards for Eligible Referrals).*
4.3	Form of Compound Bond Auto-Invest Program information.*
6.1	Administrative Services Agreement dated March 17, 2022 by and between Compound Administrative Services LLC and Compound Real Estate Bonds, Inc.*
11	Consent of Integritat Audit, Accounting & Advisory, LLC
12	Opinion of CrowdCheck Law, LLP*

*	Previously filed

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SIGNATURES

Pursuant to the requirements of Regulation A, the registrant has duly caused this Form 1-A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 9, 2022.

Compound Real Estate Bonds, Inc.

By:	/s/ Inderjit Tuli
Inderjit Tuli,
Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Positions	Date

/s/ Inderjit Tuli	Chief Executive Officer, President and director	September 9, 2022
Inderjit Tuli	(principal executive officer)

/s/ Harminder Singh Burmi	Senior Vice President, Chief Financial Officer and director	September 9, 2022
Harminder Singh Burmi	(principal financial and accounting officer)

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